Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LINKEDIN CORPORATION,

LYNDA.COM, INC.,

HARPO ACQUISITION MERGER CORPORATION,

HARPO ACQUISITION MERGER LLC,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS STOCKHOLDER REPRESENTATIVE

Dated as of April 9, 2015

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Stockholder Written Consent
Exhibit B-1	Certificate of Merger
Exhibit B-2	Certificate of Merger
Exhibit C	Form of Assignment Separate from Certificate
Exhibit D	Form of 280G Waiver
Exhibit E	Form of Director and Officer Resignation
Exhibit F-1, F-2	Form of Joinder Agreement

Schedule	Description

Schedule 1.6(a)	Continuing Employees
Schedule 1.6(b)	Executive Severance Obligations
Schedule 1.6(c)	Key Employees
Schedule 1.6(d)	Key Holders
Schedule 1.6(e)	Continuing Consultants
Schedule 1.6(f)	Transitional Employees
Schedule 1.6(g)	List of Accelerating Company Options
Schedule 1.6(h)	List of Knowledge Individuals
Schedule 1.6(i)	Contact Persons
Schedule 1.10(a)	Net Working Capital Calculation
Schedule 5.6	Consents
Schedule 5.7	Terminated Agreements
Schedule 5.8	Notices
Schedule 5.14	Employment Arrangements
Schedule 5.17	Indemnification Schedules
Schedule 6.2(h)	Third Party Consents

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 9, 2015 by and among LinkedIn Corporation, a Delaware corporation (“Parent”), lynda.com, Inc., a Delaware corporation (the “Company”), Harpo Acquisition Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub I”), Harpo Acquisition Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Sub II”, and together with Sub I, the “Merger Subs”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Company Security Holders (the “Stockholder Representative”).

RECITALS

A.                                    The boards of directors of each of Parent, Sub I and the Company and the managing member of Sub II believe it is advisable and in the best interests of each corporation and their respective stockholders and, with respect to Sub II, its sole member, that Parent acquire the Company through the statutory merger of Sub I with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the “First Merger”), and, as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”) upon the terms and conditions set forth herein and in accordance with Delaware Law (as defined below), and in furtherance thereof, have approved this Agreement and the First Merger.

B.                                    It is intended that the Mergers are integrated steps in the transaction contemplated by this Agreement and will together qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

C.                                    Pursuant to the Mergers, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (i) all of the issued and outstanding Company Capital Stock shall be converted into the right to receive the consideration set forth herein, (ii) all Company Options held by Continuing Employees shall have been assumed by Parent, in accordance with the Plan, (iii) all vested Company Options held by Persons other than Continuing Employees shall be converted into the right to receive cash payments as set forth herein, and (iv) all unvested Company Options held by Persons other than Continuing Employees shall be accelerated pursuant to the terms of the Plan and converted into the right to receive cash payments as set forth herein.

D.                                    A portion of the consideration otherwise payable by Parent in connection with the First Merger shall be placed into escrow by Parent as described herein as security for the indemnification obligations set forth in this Agreement.

E.                                     The Company, on the one hand, and Parent and Merger Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers.

F.                                      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Subs to enter into this Agreement, the Key Holder (as defined below) shall have entered into and delivered to Parent an option amendment agreement (an “Option Amendment Agreement”), to be effective upon the Closing.

G.                                    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, each Key Employee shall have entered into an “at will” employment arrangement with Parent or a subsidiary thereof to be effective as of the Closing Date pursuant to such Key Employee’s execution and delivery of an employment agreement and a proprietary information and inventions assignment agreement on Parent’s standard form (collectively, the “Key Employee Agreements”).

H.                                   Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Subs to enter into this Agreement, the Key Holder, who is a Company Optionholder, shall have entered into and delivered to Parent a non-competition agreement (the “Non-Competition Agreement”), to be effective upon the Closing.

I.                                        Promptly following the execution and delivery of this Agreement by the parties hereto and as a material inducement to Parent and Merger Subs to enter into this Agreement, the Company shall obtain and shall deliver to Parent a true, correct and complete copy of an executed action by written consent evidencing the approval of the First Merger, this Agreement and the transactions contemplated hereby and the other matters contemplated therein, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), signed by (i) the holders of at least 95% of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted basis); (ii) the holders of a majority of the shares of Company Common Stock; and (iii) the holders of a majority of the outstanding shares of Company Preferred Stock (voting as a separate class), in each case, as of the record date (the votes referred to in clauses “(i)” through “(iii)” of this sentence being referred to collectively as the “Required Stockholder Votes”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGERS

1.1                               The Mergers.  At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the laws of the State of Delaware (“Delaware Law”), Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent.  The surviving corporation after the First Merger is sometimes referred to hereinafter as the “First-Step Surviving Corporation.”  At the Second Effective Time (as defined below), Parent shall cause the First-Step Surviving Corporation to merge with and into Sub II in accordance with Delaware Law, whereupon the separate corporate existence of the First-Step Surviving Corporation shall cease, and Sub II shall be the surviving entity.  The surviving entity after the Second Merger is sometimes referred to hereinafter as the “Surviving Entity.”

1.2                               Effective Time.

(a)                                 Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the First Merger (the “Closing”) will take place after the execution and delivery hereof by the parties hereto on a Business Day as promptly as practicable but not later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article VI hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another time or place is mutually agreed upon in writing by Parent and the Company.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the

First Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit B-1 (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of Delaware Law (the time of the filing of such Certificate of Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Effective Time”).

(b)                                 Promptly after the Effective Time, but in all cases within one (1) Business Day thereafter, Parent shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit B-2 with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of Delaware Law (the time of the filing of such certificate of merger with respect to the Second Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”).

1.3                               Effect of the Mergers.  At the Effective Time, the effect of the First Merger shall be as provided under the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the First-Step Surviving Corporation, and all debts, liabilities and duties of Company and Sub I shall become the debts, liabilities and duties of the First-Step Surviving Corporation.  Following the Second Merger, the effect of the Second Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of Sub II and the First-Step Surviving Corporation shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of Sub II and the First-Step Surviving Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

1.4                               Certificate of Incorporation and Bylaws.

(a)                                 At the Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “lynda.com, Inc.” The certificate of formation of Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity at the Second Effective Time.

(b)                                 At the Effective Time, the bylaws of the First-Step Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub I, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the First-Step Surviving Corporation and such bylaws.  The limited liability company agreement of Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Entity at the Second Effective Time.

1.5                               Directors and Officers.

(a)                                 Directors of the First-Step Surviving Corporation.  The directors of Sub I immediately prior to the Effective Time shall be the directors of the First-Step Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the First-Step Surviving

Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First-Step Surviving Corporation until their successors are duly elected and qualified.

(b)                                 Officers of the First-Step Surviving Corporation.  The officers of Sub I immediately prior to the Effective Time shall be the officers of the First-Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the First-Step Surviving Corporation.

(c)                                  Manager and Officers of the Surviving Entity.  Parent shall be the Managing Member (as defined in the limited liability company agreement of the Surviving Entity) of the Surviving Entity.  The officers of Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Entity.

1.6                               Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accredited Stockholder” shall mean a Company Stockholder who either (i) has completed and delivered to the Company or Parent prior to the Closing Date a Joinder Agreement or an investor questionnaire in form and substance reasonably satisfactory to Parent certifying that such Company Stockholder is an “accredited investor” as set forth therein (for avoidance of doubt, subject to clause (ii), any Company Stockholder who has not completed and delivered such Joinder Agreement or investor questionnaire prior to the Closing Date shall be deemed to be an Unaccredited Stockholder for purposes of this Agreement) or (ii) is determined by Parent in its reasonable discretion to be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

“Additional Per Option Amount” shall mean with respect to each Vested Company Option that is held by a Non-Continuing Employee, a contingent right to receive (a) an amount of cash equal to the product of (i) the remaining Escrow Amount, if any, multiplied by (ii) the Pro Rata Portion of the holder of such Vested Company Option and (b) an amount of cash equal to the product of (i) the remaining Expense Fund Amount, if any, multiplied by (ii) the Pro Rata Portion of the holder of such Vested Company Option.

“Additional Per Share Amount” shall mean with respect to each share of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Conversion), a contingent right to receive (a) an amount of cash and, for Accredited Stockholders, subject to Section 7.8(e), shares of Parent Common Stock (in the same proportion of cash and Parent Common Stock received by such Accredited Investor), with an aggregate value equal to the product of (i) the remaining Escrow Amount, if any, multiplied by (ii) the Pro Rata Portion of the holder of such share of Company Common Stock and (b) an amount of cash equal to the product of (i) the remaining Expense Fund Amount, if any, multiplied by (ii) the Pro Rata Portion of the holder of such share of Company Common Stock.

“Adjusted Common Shares” shall mean the number of shares equal to (a) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including the total number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock in accordance with Section 1.7(a) hereof plus (b) the total number of shares of Company Common Stock issuable upon exercise of all Company Options (whether vested or unvested) outstanding immediately prior to the Effective Time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Cash Consideration Amount” shall mean the sum of (a) the aggregate amount of cash payable to the Company Stockholders pursuant to Section 1.7(a) and (b) the aggregate amount of cash payable to the Company Optionholders pursuant to Section 1.7(c); provided, however, in no event shall the Aggregate Cash Consideration Amount exceed the sum of (i) $785,000,000 plus (ii) the Closing Cash Amount.

“Aggregate Exercise Price Amount” shall mean an amount equal to the aggregate exercise prices (without duplication) of all Vested Company Options outstanding and unexercised as of immediately prior to the Effective Time.

“Aggregate Stock Consideration Amount” shall mean the total number of shares of Parent Common Stock issuable to the Accredited Stockholders pursuant to Section 1.7(a).

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, or that have the effect of doing so, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or any day on which the Federal Reserve Bank of San Francisco is closed.

“Cash Election Percentage” shall mean, (A) in respect of each Accredited Stockholder, the percentage of such Accredited Stockholder’s Per Share Amount such Accredited Stockholder has elected to receive in cash pursuant to the Letter of Transmittal submitted by such Accredited Stockholder, (B) in respect of each Unaccredited Stockholder, one hundred percent (100%) and (C) in respect of each Company Stockholder who does not specify a Cash Election Percentage in the Letter of Transmittal submitted by such holder, one hundred percent (100%).

“Certificates” shall mean certificates delivered pursuant to Section 6.2(n) (Statement of Expenses), Section 6.2(o) (Certificate of the Company), Section 6.2(p) (Certificate of Secretary of Company) and Section 6.2(t) (Spreadsheet Certificate).

“Closing Cash” shall mean the aggregate cash and cash equivalents balance of the Company which would be reflected in accordance with GAAP on a balance sheet dated as of the Closing Date (whether positive or negative), including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents (in each case determined in accordance with GAAP) in all accounts of the Company (including wires sent to, and checks deposited with, such accounts but not yet received).

“Closing Cash Amount” shall mean an amount of cash equal to 50% of the Closing Cash.

“Closing Per Option Amount” shall mean, in respect of each share of Company Common Stock subject to a Vested Company Option held by a Non-Continuing Employee, the Per Option Amount less the Per Option Escrow Amount less the Per Option Expense Fund Amount.

“Closing Per Share Amount” shall mean (a) for Accredited Stockholders, the Closing Per Share Cash Amount (without interest thereon) plus the Closing Per Share Stock Amount and (b) for Unaccredited Stockholders, the Closing Per Share Cash Amount (without interest thereon).

“Closing Per Share Cash Amount” shall mean the Per Share Cash Amount less the Per Share Cash Escrow Amount less the Per Share Cash Expense Fund Amount.

“Closing Per Share Stock Amount” shall mean the Per Share Stock Amount less the Per Share Stock Escrow Amount.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.

“Company Employee Plan”  shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, sponsored, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability including any International Employee Plan.

“Company Optionholder” shall mean any Person holding Company Options immediately prior to the Effective Time.

“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Security Holders” shall mean the Company Stockholders and the Company Optionholders.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.001 per share.

“Company Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company, par value $0.001 per share.

“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.

“Compilr Earnout” shall mean any amounts that may become payable by the Company pursuant to Section 1.3(b) of that certain Asset Purchase Agreement, dated March 31, 2014, by and between the Company and Ninja Otter Incorporated, excluding the amount that became due and payable pursuant to such agreement as a result of the relevant milestones being reached on or prior to March 31, 2015 (such payment the “Compilr 2015 Payment”).

“Confirmatory Documents” shall mean those certain confirmatory agreements set forth on Schedule 5.14(f). Each Confirmatory Document shall be subject to prior review and reasonable approval of Parent.

“Contact Persons” shall mean the individuals set forth on Schedule 1.6(i).

“Continuing Consultants” shall mean the Employees set forth on Schedule 1.6(e).

“Continuing Employees” shall mean the Employees set forth on Schedule 1.6(a).

“Continuing Non-US Employee” shall mean a Continuing Employee who is employed by a subsidiary of the Company outside of the United States.

“Continuing US Employee” shall mean a Continuing Employee who is not a Continuing Non-US Employee.

“Contract” shall mean any currently-effective mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, including all amendments, modifications and supplements thereto, in each case, that are legally binding.

“DOL” shall mean the United States Department of Labor.

“Dollars” or “$” shall mean United States Dollars.

“Employee” shall mean any current or former employee, consultant, advisor, independent contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, consulting, advisory, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Capital Stock subject to a right of repurchase in favor of the Company) between the Company or any ERISA Affiliate and any Employee, and pursuant to which the Company or any ERISA Affiliate has or may have any Liability.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any subsidiary or other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean Computershare Trust Company, N.A.

“Escrow Amount” shall mean, as of the Closing, the Escrow Value consisting of the aggregate of the Per Share Cash Escrow Amount of all Indemnifying Parties (the “Cash Escrow Amount”) and the number of shares of Parent Common Stock equal to the aggregate of the Per Share Stock Escrow Amount of all Indemnifying Parties (the “Stock Escrow Amount”) and thereafter, such amount reduced by any Losses for which Parent is entitled to recovery pursuant to the indemnification obligations pursuant to Article VII hereof (in each case, as adjusted as appropriate to reflect any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event with respect to Parent Common Stock).

“Escrow Shares” shall mean those Shares of Parent Common Stock issued to the Company Security Holders in accordance with the provisions of this Agreement that are retained by Parent pursuant to, and in accordance with, the terms of Section 7.5.

“Escrow Percentage” shall mean the Escrow Value divided by aggregate amount of Total Consideration payable to the Indemnifying Parties pursuant to Section 1.7.

“Escrow Value” shall mean $120,000,000.

“Estimated Third Party Expenses” shall mean the cash amount of all unpaid Third Party Expenses incurred and expected to be incurred by the Company (including any Third Party Expenses anticipated to be incurred after the Closing), estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date and as set forth in the Statement of Expenses of the Company to be delivered to Parent pursuant to Section 5.10 of this Agreement.

“Estimated Working Capital Adjustment” shall mean (a) the amount by which the Estimated Net Working Capital is less than the Target Net Working Capital Minimum (expressed as a negative number), if the amount of Estimated Net Working Capital is less than Target Net Working Capital Minimum, (b) the amount by which the amount of Estimated Net Working Capital is greater than Target Net Working Capital Maximum (expressed as a positive number), if the amount of Estimated Net Working Capital is greater than Target Net Working Capital Maximum, or (c) zero dollars ($0) if the Estimated Net Working Capital is equal to or greater than the Target Net Working Capital Minimum and equal to or less than Target Net Working Capital Maximum.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended.

“Executive Severance Obligations” shall mean any bonus, severance (including payment of accrued vacation), change-in-control payments or similar payment obligations associated with the termination of the Employees set forth on Schedule 1.6(b) or in connection with the consummation of the transactions contemplated hereby.

“Expense Fund Percentage” shall mean the Expense Fund Value divided by aggregate amount of Total Consideration payable to the Indemnifying Parties pursuant to Section 1.7.

“Expense Fund Value” shall mean $1,000,000.

“GAAP” shall mean United States generally accepted accounting principles consistently applied by the applicable party.

“Indebtedness” shall mean and include all of the following liabilities and obligations, including any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums: (a) for borrowed money; (b) evidenced by (or which would customarily be evidenced by) notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), other than the Compilr Earnout; (d) under capital leases as historically classified by the Company; (e) all obligations for the reimbursement for any obligor or any drawn letter of credit, banker’s acceptance or similar transaction; (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person and (g) all obligations of the type referred to in clauses (a) through (e) which is secured by a lien on any property or asset of such person.  For the avoidance of doubt, Indebtedness shall not include deferred revenue.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted, sponsored, contributed to, or maintained by the Company or its ERISA Affiliates, whether formally or informally, or with respect to which the Company or its ERISA Affiliates will or may have any Liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean each of the employees of the Company listed on Schedule 1.6(c) hereto.

“Key Holder” shall mean the employee of the Company listed on Schedule 1.6(d) hereto.

“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of each of the individuals listed on Schedule 1.6(h)(i) after reasonable inquiry of all employees of the Company with a title of Director or above (including the individual listed on Schedule 1.6(h)(ii)) who would reasonably be expected to have actual knowledge of the matters in question.

“Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any order, judgment, decree, injunction or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Liability” or “Liabilities” shall mean, with respect to any Person, all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Third Party Expenses incurred by the Company prior to the Effective Time.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“made available” shall mean, with respect to any statement in Article II of this Agreement, that a complete and accurate copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the electronic data site managed by the Company at wwwna.rrdvenue.com in connection with the Mergers prior to 5:30 p.m. (California time) on the date hereof and remained at all times from the date of posting through Closing in such electronic data site.

“Material Adverse Effect” shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), operations or capitalization of such entity and its subsidiaries (if any), taken as a whole; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse effect to the extent attributable to the execution of this Agreement or the announcement or pendency of the First Merger; (ii) any adverse effect that results from changes attributable to conditions affecting the industries in which the Company participates, or general economic conditions or financial markets (to the extent that such changes do not materially and disproportionately adversely affect the Company as a whole compared to others in the same industry); (iii) any adverse effect that results from any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (iv) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)), (v) any changes in any applicable Law or legal, regulatory or political conditions or changes in GAAP or other applicable accounting standards (to the extent that such changes do not materially and disproportionately adversely affect the Company as a whole compared to others in the same industry) and (vi) any changes resulting from compliance with the terms of this Agreement, including any action or inaction required by this Agreement.

“Net Working Capital” shall mean the current assets (excluding cash and cash equivalents) of the Company less the current Liabilities (excluding deferred revenue) of the Company as of immediately prior to the Closing on the Closing Date; provided, that in no event shall Net Working Capital include any Specified Pre-Closing Liabilities, income Tax assets or income Tax Liabilities.

“Non-Continuing Employee” shall mean (a) each current Employee who is not a Continuing Employee, (b) each Transitional Employee, and (c) each Continuing Consultant, in each case unless otherwise specified.

“Option Exchange Ratio” shall mean the quotient obtained by dividing the Per Share Amount by the Parent Trading Price.

“Parent Common Stock” shall mean shares of Class A common stock of Parent, par value $0.0001 per share.

“Parent Option” shall mean any option to purchase shares of Parent Common Stock assumed pursuant to the terms of Section 1.7(c)(i)(A) in connection with the assumption of certain Company Options.

“Parent Trading Price” shall mean the per share price calculated based on the volume weighted average closing price (as determined by reference to Bloomberg) per share rounded to four decimal places of Parent Common Stock on the New York Stock Exchange for the consecutive period of five (5) trading days beginning at 9:30 a.m. New York time on the fifth (5th) trading day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the first (1st) Business Day immediately preceding the Closing Date.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

“Per Option Amount” shall mean, in respect of each share of Company Common Stock subject to a Vested Company Option held by a Non-Continuing Employee, an amount, if any, of cash equal to the excess of the Per Share Amount over the applicable per share exercise price of such Vested Company Option.

“Per Option Escrow Amount” shall mean, in respect of each share of Company Common Stock subject to a Vested Company Option held by a Non-Continuing Employee, an amount, if any, of cash equal to the Per Option Amount for such Vested Company Option multiplied by the Escrow Percentage.

“Per Option Expense Fund Amount” shall mean, in respect of each share of Company Common Stock subject to a Vested Company Option held by a Non-Continuing Employee, an amount, if any, of cash equal to the Per Option Amount for such Vested Company Option multiplied by the Expense Fund Percentage.

“Per Share Amount” shall mean an amount equal to the Total Consideration divided by the Adjusted Common Shares.

“Per Share Cash Amount” shall mean (1) with respect to each Accredited Stockholder, an amount of cash equal to (a) the Per Share Amount multiplied by (b) such Accredited Stockholder’s Cash Election Percentage, and (2) with respect to each Unaccredited Stockholder, the Per Share Amount.

“Per Share Cash Escrow Amount” shall mean an amount of cash equal to (a) the Per Share Escrow Amount less (b) the product of (i) the Per Share Stock Escrow Amount multiplied by (ii) the Parent Trading Price.

“Per Share Cash Expense Fund Amount” shall mean an amount equal to the Per Share Amount multiplied by the Expense Fund Percentage.

“Per Share Escrow Amount” shall mean an amount equal to the Per Share Amount multiplied by the Escrow Percentage.

“Per Share Stock Amount” shall mean (1) with respect to each Accredited Stockholder, that number of shares of Parent Common Stock equal to (a) the Per Share Amount multiplied by (b) (A) one hundred percent (100%) minus (B) such Accredited Stockholder’s Cash Election Percentage divided by (c) the Parent Trading Price, and (2) with respect to each Unaccredited Stockholder, zero (0).

“Per Share Stock Escrow Amount” shall mean (1) with respect to each Accredited Stockholder, that number of shares of Parent Common Stock equal to (a) the Per Share Escrow Amount multiplied by (b) (A) one hundred percent (100%) minus (B) such Accredited Stockholder’s Cash Election Percentage divided by (c) the Parent Trading Price, and (2) with respect to each Unaccredited Stockholder, zero (0).

“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean the Company’s 2008 Equity Incentive Plan.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date.

“Pro Rata Portion” shall mean, with respect to each Indemnifying Party, a percentage equal to the quotient determined by dividing (a) the aggregate amount of Total Consideration payable to such Indemnifying Party pursuant to Section 1.7(a), by (b) the aggregate amount of Total Consideration payable to all Indemnifying Parties pursuant to Section 1.7(a), in the case of both clause (a) and (b), prior to giving effect to any applicable tax withholdings or contributions to the Escrow Amount or Expense Fund Amount.

“Related Agreements” shall mean the Key Employee Agreements, the Non-Competition Agreement, the offer letters to the Continuing Employees, the Continuing Consultants and the Transitional Employees, the Option Amendment Agreement, the Joinder Agreements, the Letters of Transmittal and all other agreements and certificates entered into by the Company and/or the Company Stockholders and/or the Company Optionholders in connection with the Closing and the transactions contemplated herein.

“Retention Loan Agreement” shall mean that certain letter agreement, dated as of October 4, 2012, between the Company and George Chu.

“Required Financials” shall mean the Company’s (i) audited balance sheet and the related audited consolidated statements of income, cash flow and stockholders’ equity for each of the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and (ii) unaudited balance sheet and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the quarter ended March 31, 2015 which shall have been reviewed in accordance with Statement on Auditing Standards No. 100.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean Securities Act of 1933, as amended.

“Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Closing Date.

“subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Target Net Working Capital Maximum” shall mean $4,000,000.

“Target Net Working Capital Minimum” shall mean $(4,000,000).

“Total Consideration” shall mean an amount equal to (a) $1,500,000,000 less (b) Specified Pre-Closing Liabilities plus (c) the Estimated Working Capital Adjustment (which, for purposes of clarity, will be a negative number if the amount of Estimated Net Working Capital is less than the Target Net Working Capital Minimum and a positive number if the amount of Estimated Net Working Capital is greater than Target Net Working Capital Maximum), if any, plus (d) the Closing Cash Amount, plus (e) fifty percent (50%) of the Aggregate Exercise Price Amount, plus (f) fifty percent (50%) of the Non-Continuing Employee Severance Obligations paid by the Company prior to or on the Closing, plus (g) fifty percent (50%) of the Aggregate Excess Vacation Amount paid by the Company prior to or on the Closing.

“Transaction Payroll Taxes” shall mean the employer’s portion of any employment, payroll or similar Taxes with respect to any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement paid at, prior to, or immediately following the Closing Date, whether payable by Parent or the Company.

“Transfer Taxes” shall mean any transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

“Transitional Employees” shall mean the Employees set forth on Schedule 1.6(f).

“Unaccredited Stockholder” shall mean a Company Stockholder who is not an Accredited Stockholder at the Effective Time.

“Unpaid Pre-Closing Taxes” shall mean (i) any Taxes of the Company or any subsidiary attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date, (ii) any Taxes of a Person other than the Company or any subsidiary for which the Company or any subsidiary is liable (x) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (y) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, or otherwise by operation of Law as a result of a transaction occurring before the Closing, and, (iii) any Taxes attributable to the transactions contemplated by this Agreement, including, without limitation, any Transaction Payroll Taxes and Transfer Taxes; provided, however, that any real, personal and intangible property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis; and provided further, Unpaid Pre-Closing Taxes shall not include any Taxes arising solely from actions by the Company or its subsidiaries that are outside the ordinary course of business on the Closing Date after the Closing.

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested immediately prior to the Effective Time, and does not vest as a result of the occurrence of the First Merger at the Effective Time (excluding, for the avoidance of doubt, all Company Options held by Non-Continuing Employees).

“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the First Merger, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions (including, for the avoidance of doubt, all Company Options held by Non-Continuing Employees).

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

“Working Capital Adjustment” shall mean (a) the amount by which the Net Working Capital is less than the Target Net Working Capital Minimum (expressed as a negative number), if the amount of Net Working Capital is less than Target Net Working Capital Minimum, (b) the amount by which the amount of Net Working Capital is greater than Target Net Working Capital Maximum (expressed as a positive number), if the amount of Net Working Capital is greater than Target Net Working Capital Maximum, or (c) zero dollars ($0) if the Net Working Capital is equal to or greater than the Target Net Working Capital Minimum and equal to or less than Target Net Working Capital Maximum.

1.7                               Effect of the First Merger on the Capital Stock of the Constituent Corporations.

(a)                                 Effect on Company Capital Stock.

Immediately prior to the Effective Time, each share of Company Preferred Stock shall be converted into the number of shares of Company Common Stock determined in accordance with Section B.4 of Article IV of the Certificate of Incorporation (as defined below).  At the Effective Time, by virtue of the First Merger and without any action on the part of Sub I, the Company or the Company Stockholders, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time upon the terms and subject to the conditions set forth in Section 1.11 hereof and throughout this Agreement, including the provisions set forth in Article VII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.11 hereof, (A) the Closing Per Share Amount (without interest thereon) plus (B) any applicable Additional Per Share Amount.

(b)                                 Legends on Stock Certificates or Book-Entry Security Entitlements.  The certificates or book-entry security entitlements representing shares of Parent Common Stock issuable in the First Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (in addition to any legend required by applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

(c)                                  Treatment of Company Options.

(i)             Effect on Company Options.

(A)                              Company Options Held by Continuing Employees. Immediately following the Effective Time, pursuant to the terms of the Plan, each Company Option held by a Continuing Employee that is unexpired and unexercised shall be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement, each Company Option so assumed by Parent pursuant to this Section 1.7(c)(i)(A) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Plan and the option agreements relating thereto as in effect immediately prior to the Effective Time, except that (A) such assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that in the case of any Company Option to which Section 421 of the Code is intended to apply by reason of its qualification under Section 422 of the Code (an “Incentive Stock Option”), the exercise price of the Parent Option, the number of shares purchasable pursuant to such Parent Option and the terms and conditions of exercise of such Parent Option shall be determined in order to comply with Section 424 of the Code and any Company Option that is not an Incentive Stock Option shall be adjusted in a manner to comply with Section 409A of the Code.

(B)                              Company Options Held by Non-Continuing Employees.  At the Effective Time, each Vested Company Option (including each Unvested Company Option that shall be accelerated and become a Vested Company Option) that is held by a Non-Continuing Employee and that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall not be assumed by Parent and will, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or the holder thereof, be cancelled and converted without exercise into the right to receive an amount in cash, without interest, equal to the dollar value of (A) the Closing Per Option Amount plus (B) any applicable Additional Per Option Amount.

(C)                              Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary (under the Plan or otherwise) to effectuate the provisions of this

Section 1.7(c)(i) and to use commercially reasonable efforts to ensure that, from and after the Effective Time, each holder of a Company Option that was outstanding immediately prior to the Effective Time that was cancelled as provided in this Section 1.7(c)(i) shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 1.7(c)(i) without interest.

                                                                                                                                                (D)                               Prior to the Effective Time, the Company shall adopt Board resolutions approving the full acceleration of vesting of all Company Options listed on Schedule 1.6(g), to be effective as of immediately prior to the Effective Time with such resolutions subject to the reasonable review and approval by Parent.

(d)                                 Effect on Capital Stock of Merger Subs.  At the Effective Time, each share of common stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First-Step Surviving Corporation.  Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the First-Step Surviving Corporation.  At the Second Effective Time, each membership interest certificate, if any, of Sub II issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable membership interest certificate of the Surviving Entity.  Each membership interest certificate (if any) of Sub II evidencing ownership of any such interests shall continue to evidence ownership of such interests of the Surviving Entity.

(e)                                  Treasury Stock and Parent Owned Stock.  At the Effective Time, by virtue of the First Merger, each share of Company Capital Stock held by the Company or Parent, or any direct or indirect wholly owned subsidiary of the Company or of Parent, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor.

1.8                               Calculation.

(a)                                 For purposes of calculating the number of shares of Parent Common Stock issuable to each Company Security Holder pursuant to the terms of this Agreement, all shares of the Company Capital Stock held by each Company Security Holder shall be aggregated on a certificate-by-certificate basis.  The aggregate number of shares of Parent Common Stock issuable to each Company Security Holder for each share certificate shall be rounded down to the nearest whole number of shares of Parent Common Stock, and no cash will be paid for fractional shares; provided, however, that the maximum number of shares of Parent Common Stock issuable pursuant to the First Merger shall not exceed the Aggregate Stock Consideration Amount.

(b)                                 For purposes of calculating the amount of cash payable to each Company Security Holder pursuant to this Agreement, all shares of Company Capital Stock held (or deemed to be held, as the case may be) by each Company Security Holder shall be aggregated, and the aggregate amount of cash issuable to each Company Security Holder shall be rounded up to the nearest whole cent; provided, however, that in no event shall the maximum amount of cash payable to all Company Security Holders pursuant to this Agreement exceed the Aggregate Cash Consideration Amount.

1.9                               Unpaid Liabilities Reconciliation.

(a)                                 No later than five (5) Business Days prior to the Closing Date, the Company shall have delivered to Parent a written statement (the “Statement of Specified Liabilities”) which sets forth an estimate as of the Closing of (i) the Unpaid Pre-Closing Taxes that are estimated to be accrued for Tax purposes on or before the Closing Date (but shall exclude (A) any Liability for accruals or reserves established in accordance with GAAP for contingent Taxes or uncertain Tax positions and (B) any Unpaid Pre-Closing Taxes otherwise included in the calculation of Net Working Capital), (ii) the Third Party Expenses of the Company that will not have been satisfied as of the Closing, (iii) fifty percent (50%) of any Third Party Expenses which were satisfied out of the cash balances that will be part of Closing Cash on the Closing Date, (iv) the Indebtedness of the Company ((i), (ii), (iii) and (iv), collectively, the “Specified Pre-Closing Liabilities”).  Parent and its representatives, including Parent’s independent accountants, will be entitled to review all work papers of the Company and its representatives, including its independent accountants, prepared in connection with the delivery of the Statement of Specified Liabilities.  Nothing set forth in this Section 1.9(a) shall limit any rights of any party as set forth in this Section 1.9 or of any Indemnified Party as set forth in Article VII.

(b)                                 Within ninety (90) days after the Closing Date, Parent shall deliver to the Stockholder Representative a written statement (the “Reconciliation Notice”) of the actual amount of the Specified Pre-Closing Liabilities of the Company as of the Closing (the “Actual Unpaid Liabilities”), and the difference, if any, between the amount of Actual Unpaid Liabilities and the Specified Pre-Closing Liabilities. The Actual Unpaid Liabilities shall consist of (i) any Unpaid Pre-Closing Taxes that accrued for Tax purposes on or before the Closing Date (but shall exclude (A) any Liability for accruals or reserves established in accordance with GAAP for contingent Taxes or uncertain Tax positions and (B) any Unpaid Pre-Closing Taxes otherwise included in the calculation of Net Working Capital), (ii) any Third Party Expenses of the Company that were not paid prior to the Closing, (iii) fifty percent (50%) of any Third Party Expenses which were satisfied out of the cash balances that were part of Closing Cash on the Closing Date and (iv) any Indebtedness of the Company that was not paid prior to the Closing.  Notwithstanding the foregoing, if the Actual Unpaid Liabilities do not exceed the Specified Pre-Closing Liabilities, Parent may, but shall not be required to, deliver a Reconciliation Notice with respect to the Actual Unpaid Liabilities, as applicable.

(c)                                  If the Stockholder Representative disputes the Actual Unpaid Liabilities set forth in the Reconciliation Notice, the Stockholder Representative shall deliver to Parent written notice of such dispute (the “Dispute Notice”) within forty-five (45) days of receipt of the Reconciliation Notice, which shall list with reasonable specificity the Stockholder Representative’s points of disagreement with Parent’s calculation of the Actual Unpaid Liabilities, as applicable.  The Stockholder Representative’s failure to provide a Dispute Notice within forty-five (45) days after receipt of the Reconciliation Notice shall be deemed an acceptance of such Reconciliation Notice and Parent’s calculation of the Actual Unpaid Liabilities.  Upon receipt of the Dispute Notice, the Stockholder Representative and Parent shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute during the forty-five (45) calendar days immediately following Parent’s receipt of the Dispute Notice, or such longer period as Parent and the Stockholder Representative may mutually agree.  Any such disputed items that are resolved by Parent and the Stockholder Representative during such period shall be final and binding on the parties hereto and not subject to appeal.  If Parent and the Stockholder Representative do not resolve all such disputed items by the end of such forty-five (45) day period, such dispute shall be resolved in accordance with Section 1.10(c).

(d)                                 After the acceptance or final determination of the Actual Unpaid Liabilities, if (A) the amount of the Actual Unpaid Liabilities is greater than (B) the Specified Pre-Closing Liabilities (the amount, if any, by which (A) is greater than (B), the “Excess Consideration”), then the Excess Consideration shall be paid to Parent out of the Escrow Amount in accordance with Section 7.5(a).

1.10                        Net Working Capital and Closing Cash Reconciliation.

(a)                                 No later than two (2) Business Days prior to the Closing Date, the Company shall have delivered to Parent (i) a written statement (the “Estimated Net Working Capital Statement”)

which sets forth an estimate of the Net Working Capital (such estimate, the “Estimated Net Working Capital”) and (ii) a written statement setting forth a good faith estimate of the Closing Cash (such estimate, the “Estimated Closing Cash”) (such statement, the “Estimated Cash Statement”). The Estimated Net Working Capital Statement and Estimated Cash Statement will each have been prepared by the Company in accordance with GAAP and in the same way, using the same methodologies and accounting practices and principles applied on a consistent basis (including with respect to determining estimates and allowances) as the line items comprising the illustrative calculation of Net Working Capital set forth on Schedule 1.10(a).  Parent and its representatives, including Parent’s independent accountants, will be entitled to review all work papers of the Company and its representatives, including its independent accountants, prepared in connection with the delivery of the Estimated Net Working Capital Statement and the Estimated Cash Statement.  Nothing set forth in this Section 1.10 shall limit any rights of any party as set forth in this Section 1.10 or of any Indemnified Party as set forth in Article VII.

(b)                                 Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a written statement (the “Working Capital Reconciliation Notice”) which includes the following information with respect to the Company:  (i) a balance sheet of the Company, as of immediately prior to the Closing on the Closing Date, prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, that were used in the preparation of the Financials (the “Closing Date Balance Sheet”), and (ii) based on the Closing Date Balance Sheet, a calculation of the actual Net Working Capital and the difference, if any, between the Estimated Net Working Capital and such calculation of the actual Net Working Capital, and (iii) based on the Closing Date Balance Sheet, a calculation of the actual Closing Cash and the difference, if any, between the Estimated Closing Cash and such calculation of the actual Closing Cash.  Following the delivery to the Stockholder Representative of the Reconciliation Notice or the Working Capital Reconciliation Notice, as applicable, the Stockholder Representative and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Entity and reasonable access during normal business hours to such personnel or representatives of the Surviving Entity and Parent, including to the individuals responsible for preparing such notice, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in such notice.

(c)                                  If the Stockholder Representative disputes the actual Net Working Capital or the actual Closing Cash set forth in the Working Capital Reconciliation Notice, the Stockholder Representative shall deliver to Parent written notice of such dispute (the “Working Capital Dispute Notice”) within forty-five (45) days of receipt of the Working Capital Reconciliation Notice, which shall list with reasonable specificity the Stockholder Representative’s points of disagreement with Parent’s calculation of the actual Net Working Capital or actual Closing Cash, as applicable.  The Stockholder Representative’s failure to provide a Working Capital Dispute Notice within forty-five (45) days after receipt of the Working Capital Reconciliation Notice shall be deemed an acceptance of such Working Capital Reconciliation Notice and Parent’s calculation of the actual Net Working Capital and actual Closing Cash.  Upon receipt of the Working Capital Dispute Notice, the Stockholder Representative and Parent shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute during the forty-five (45) calendar days immediately following Parent’s receipt of the Working Capital Dispute Notice, or such longer period as Parent and the Stockholder Representative may mutually agree.  Any such disputed items that are resolved by Parent and the Stockholder Representative during such period shall be final and binding on the parties hereto and not subject to appeal.  If Parent and the Stockholder Representative do not resolve all such disputed items by the end of such forty-five (45) day period, Parent and the Stockholder Representative shall submit all items remaining in dispute with respect to the Dispute Notice or Working Capital Dispute Notice, as applicable, to KPMG LLP or any other nationally recognized independent accounting firm upon which

Parent and the Stockholder Representative shall reasonably agree (the “Accounting Firm”) for review and resolution.  The Accounting Firm shall act as an expert and not an arbitrator.  The Accounting Firm shall make all calculations in accordance with the practices used in preparation of the Statement of Specified Liabilities, the Estimated Net Working Capital Statement and the Estimated Cash Statement, as applicable, shall determine only those items remaining in dispute between Parent and the Stockholder Representative, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either (i) the amount of such disputed item as proposed by Parent in the Reconciliation Notice, the Working Capital Reconciliation Notice, or the Closing Date Balance Sheet, as applicable or (ii) the amount of such disputed item as proposed by the Stockholder Representative in the Dispute Notice or Working Capital Dispute Notice, as applicable.  Each of Parent and the Stockholder Representative shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination.  The Accounting Firm shall be instructed to deliver to Parent and the Stockholder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Stockholder Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal.  The non-prevailing party in any dispute resolved pursuant to this Section 1.10(c) shall pay its own expenses, the fees of the Accounting Firm and the reasonable costs and expenses, including reasonable attorneys’ fees and costs, incurred by the other party to the arbitration.

(d)                                 After the acceptance or final determination of the actual Net Working Capital, (i) if (A) the amount of the actual Working Capital Adjustment is less than (B) the Estimated Working Capital Adjustment (the amount, if any, by which (A) is less than (B), the “Working Capital Deficiency”), then the absolute value of the Working Capital Deficiency shall be paid to Parent out of the Escrow Amount in accordance with Section 7.5(a), and (ii) if (x) the amount of the actual Working Capital Adjustment is greater than (y) the Estimated Working Capital Adjustment (the amount, if any, by which (x) is greater than (y), the “Shortfall Consideration”), then the Shortfall Consideration shall be paid in cash by Parent or the paying agent selected by Parent to the  Indemnifying Parties within five (5) Business Days of such acceptance of final determination, in proportion to such Indemnifying Parties’ respective Pro Rata Portion.

(e)                                  After the acceptance or final determination of the actual Closing Cash, (i) if (A) the amount of the actual Closing Cash is less than (B) the Estimated Closing Cash (the amount, if any, by which (A) is less than (B), the “Closing Cash Deficiency”), then the absolute value of 50% of the Closing Cash Deficiency shall be paid to Parent out of the Escrow Amount in accordance with Section 7.5(a), and (ii) if (A) the amount of the actual Closing Cash is greater than (B) the Estimated Closing Cash (the amount, if any, by which (A) is greater than (B), the “Closing Cash Shortfall”), then 50% of the Closing Cash Shortfall shall be paid in cash by Parent or the paying agent selected by Parent to the Indemnifying Parties within five (5) Business Days of such acceptance of final determination, in proportion to such Indemnifying Parties’ respective Pro Rata Portion.

1.11                        Payment of Merger Consideration; Exchange Procedures.

(a)                                 Parent Closing Payments.

(i)             Within two (2) Business Days of the Closing Date, Parent shall deliver to the paying agent the cash portion of the Total Consideration payable to the Company Security Holders pursuant to Section 1.7, less the cash portion of the Escrow Amount, which will be deposited into escrow pursuant to Section 1.11(a)(ii) and the Expense Fund Amount, which will be deposited with the Stockholder Representative pursuant to Section 1.11(a)(iii), in each case, assuming for this purpose a Cash Election Percentage of 100% for any Company Stockholder who has not then submitted a properly completed Investor Questionnaire and Letter of Transmittal (each, an “Non-Electing Holder”).

(ii)          Within two (2) Business Days of the Closing Date, Parent shall deposit the Escrow Amount with the Escrow Agent to hold in trust as an escrow fund pursuant to the terms of the Escrow Agreement and this Agreement, assuming for this purpose a Cash Election Percentage of 100% for each Non-Electing Holder.

(iii)       Within two (2) Business Days of the Closing Date, Parent shall deposit the Expense Fund Amount with the Stockholder Representative.

(b)                                 Parent shall make available at the Closing, and mail, or shall cause to be mailed, to each Company Stockholder promptly (but in no event later than five (5) Business Days) following the Effective Time a letter of transmittal in a form to be mutually agreed between the parties (the “Letter of Transmittal”) that shall (i) specify that delivery of certificates representing such Company Stockholder’s shares of Company Capital Stock (the “Company Stock Certificates”) shall be deemed to have occurred, and, with respect to Company Stock Certificates, risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to Parent, (ii) include an undertaking to be bound by the terms of this Agreement and a confirmation of the Stockholder Representative as the agent of such holder pursuant to Section 7.8 for the purposes set forth herein, (iii) include an IRS Form W-9 or instructions on how to obtain IRS Form W-8BEN (or other applicable Form W-8), as applicable, (iv) include an undertaking to indemnify Parent and the Surviving Entity for withholding Taxes with respect to the applicable holder (including penalties and interest arising from amounts not withheld pursuant to representations made by, or directions given by, such holder) in the event the appropriate amount of Taxes is not withheld from payments made to the applicable holder as required by applicable Law, and (v) include any other information required pursuant to any applicable Law.  Upon surrender of a Company Stock Certificate for cancellation to Parent, together with an accredited investor questionnaire (the “Investor Questionnaire”) and such Letter of Transmittal, duly executed and properly completed, and specifying the Cash Election Percentage elected by the holder of such Company Stock Certificate, in accordance with the instructions thereto, the holder of such Company Stock Certificate (each such holder, a “Surrendering Holder”) shall be entitled to receive in exchange therefor from Parent the consideration that such holder has the right to receive in respect of the Company Stock Certificates surrendered pursuant to the provisions of Section 1.7 as specified in the Spreadsheet, after giving effect to any withholding Tax required to be withheld pursuant to applicable Law, and the instrument so surrendered or transferred shall forthwith be cancelled.  No interest will be paid or accrued on the consideration payable to holders of Company Stock Certificates.  Upon receiving any Company Stock Certificates, together with Letters of Transmittal that are complete and accurate, in accordance with the above, Parent shall promptly issue the applicable Closing Per Share Stock Amount that the Surrendering Holders that have delivered such Company Stock Certificates are entitled to receive in exchange for such cancelled Company Stock Certificates pursuant to Section 1.7.  For the avoidance of doubt, the recorded date of issuance for any such shares of Parent Common Stock shall be the Closing Date.  After the Closing, in the event any Non-Electing Holder specifies a Cash Election Percentage other than 100% pursuant to the Letter of Transmittal submitted by such Non-Election Holder, Parent and the Stockholder Representative shall update the Spreadsheet with such Cash Election Percentage and, to the extent necessary, take such actions as are required to adjust the Cash Escrow Amount and the Stock Escrow Amount to reflect such updated Spreadsheet.

(c)                                  At the Effective Time, Parent shall surrender the certificate(s) representing the shares of Sub I, and the First-Step Surviving Corporation shall issue to Parent in exchange therefor a certificate or certificates representing the number of shares of common stock of the First-Step Surviving Corporation to which Parent is entitled pursuant to Section 1.7(d).

(d)                                 If the cash payment or check evidencing the cash to be paid pursuant to Section 1.7 hereof is to be made to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e)                                  None of Parent, the Surviving Entity, any Affiliate of the foregoing or any other Person shall be liable to any Person in respect of any portion of the Total Consideration and any portion of the Escrow Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.12                        Dissenting Shares.

(a)                                 Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his, her or its appraisal rights under Delaware Law or under Chapter 13 of the California Corporations Code (the “CCC”), if applicable (the “Dissenting Shares”) shall not be converted into the right to receive the payments set forth in Section 1.7 unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the First Merger under Delaware Law or under Chapter 13 of the CCC, if applicable, and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the Delaware Law or under Chapter 13 of the CCC, if applicable.  Notwithstanding the foregoing, to the extent that Parent, the Surviving Entity or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including reasonable out-of-pocket attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling in accordance with Article VII any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together, “Dissenting Share Payments”), Parent shall be entitled to seek recovery under the terms of Section 7.2 hereof the amount by which such Dissenting Share Payments exceed the amounts otherwise payable hereunder to the holders of such Dissenting Shares as if such holders had waived all of their respective rights to dissent and appraisal rights with respect to the First Merger.

(b)                                 The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Delaware Law or under Chapter 13 of the CCC, if applicable, and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law or under Chapter 13 of the CCC, if applicable; provided that, prior to the Closing, the Company, and after the Closing, the Stockholder Representative on behalf of the Indemnifying

Parties, shall be entitled, at their expense, to participate in all such negotiations and proceedings, and Parent shall consider in good faith input from the Company and the Stockholder Representative, as applicable, with respect thereto.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.13                        No Further Ownership Rights in Company Capital Stock.  The portion of the Total Consideration paid or payable in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Stock Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.14                        Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates or agreements, upon the making of an affidavit of that fact by the holder thereof, such consideration, if any, as may be required pursuant to Section 1.7 hereof or the Spreadsheet, as applicable; provided, however, that Parent may, as a condition precedent to the issuance thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct, indemnifying Parent against any claim that may be made against Parent with respect to the certificates or agreements alleged to have been lost, stolen or destroyed.

1.15                        Tax Consequences.  The parties to this Agreement agree to treat the First Merger and the Second Merger as integrated steps in the single transaction contemplated by this Agreement, which qualifies as a reorganization under Section 368(a) of the Code, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).    The parties agree to file all Tax Returns consistent with, and will not otherwise take any Tax position inconsistent with, such treatment unless otherwise required by a Governmental Entity.  Notwithstanding the foregoing, Parent makes no representations or warranties to the Company or to any Company Security Holder regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any Company Security Holder of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Company Security Holders are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.  In the event that the parties determine in good faith that Mergers will fail to satisfy the 40% “continuity of interest” test (calculated using the final closing price of the parent common stock on the trading day immediately preceding the Closing Date), and  therefore may fail to qualify as a reorganization under Section 368(a) of the Code, the parties shall cooperate in good faith with each other to take (or cause to be taken) commercially reasonable actions, including without limitation amending this Agreement as may be reasonably necessary, in order to ensure that the Mergers will so qualify.

1.16                        Withholding Taxes.  Notwithstanding any other provision of this Agreement, the Company and, on its behalf, Parent, and the Surviving Entity and any agent or Affiliate thereof, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable legal requirement, and to request and be provided any necessary tax forms, including IRS Form W-9 or the appropriate version of Form W-8, as applicable, or any similar information.  To the extent any such amounts are so deducted or withheld and paid to the proper Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.17                        Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Subs, and the officers and directors of the Company, Parent and Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, Sub I and Sub II, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers; provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is reasonably apparent, on the face of such disclosure, that the disclosure is intended to apply to such other section or subsection) supplied by the Company to Parent and Merger Subs (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:

2.1                               Organization of the Company.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing materially necessary to the Company’s business as currently conducted.  The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent.  The Company is not in violation of any of the provisions of its Charter Documents.  The board of directors of the Company (the “Board”) has not approved or proposed any amendment to any of the Charter Documents not reflected therein.

(b)                                 Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

(c)                                  Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business as of the date hereof (specifying the existence of Employees or facilities in each such state or jurisdiction).

2.2                               Company Capital Structure.

(a)                                 The authorized capital stock of the Company consists of (i) 175,000,000 shares of Company Common Stock, of which 68,434,362 shares are issued and outstanding as of the date hereof and (ii) 76,406,460 shares of Company Preferred Stock, 37,248,564 shares of which are designated Series A Preferred Stock, all of which are issued and outstanding as of the date hereof, 39,157,896 shares of which are designated Series B Preferred Stock, all of which are issued and outstanding as of the date hereof.  Each share of Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock.  As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth on Section 2.2(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held by such Person, the applicable stock certificate number(s) representing such shares, the number of shares subject to repurchase, whether any such repurchase rights will lapse, in whole or in part, as a result of this Agreement and the transactions contemplated hereby, the vesting schedule for such shares and whether any of such shares were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.  Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.  Except as set forth in this Section 2.2(a), the Company has no other capital stock authorized, issued or outstanding.

(b)                                 All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and in accordance with the terms and conditions of the Plan, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents.

(c)                                  Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.  The Plan has been duly authorized, approved and adopted by the Board and the Company Stockholders and is in full force and effect. As of the date hereof, the Company has reserved 29,958,894 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 20,889,568 shares are issuable upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 4,416,263 shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof, (iii) no shares have been issued in the form of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iv) 4,653,063 shares in the form of restricted stock or options remain available for future grant.  Section 2.2(c) of the Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option or restricted stock award granted under the Plan, the name of the holder of such option or award, the type of entity of such holder, the domicile address of such holder, the type and number of shares of Company Capital Stock issuable upon the exercise of such option or award, the exercise price of such option or award, the date of grant of such option or award, the vesting schedule for such option or award, including the extent vested to date and whether (and to what extent) the vesting of such option or award is subject to acceleration as a result of the transactions contemplated by this Agreement and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code and whether such option is subject to Section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”). True and complete copies of all agreements and instruments relating to or issued under the Plan have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement or any Related Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(d)                                 Other than as set forth in Section 2.2(c) of the Disclosure Schedule, as of the Closing, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(e)                                  Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or of which the Company has Knowledge.  There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of any Company Capital Stock.

2.3                               Subsidiaries

(a)                                 Section 2.3(a) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (i) each subsidiary of Company and (ii) each such subsidiary’s jurisdiction of incorporation or organization.  Other than the subsidiaries listed in Section 2.3(a) Disclosure Schedule, the Company has no subsidiaries and Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)                                 Section 2.3(b) of the Disclosure Schedule accurately lists, as of the date hereof, the ownership interest, whether direct or indirect, held by the Company in each of its subsidiaries (collectively, the “Subsidiary Ownership Interests”), as well as the names of any other Persons who hold ownership interests in such subsidiaries and the ownership interests held by any such Persons.  The Subsidiary Ownership Interests are duly authorized, validly issued, fully paid and non-assessable and are free of any encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the organizational or charter documents of any subsidiary of the Company, or any Contract to which the Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound.  There are no options, warrants or rights of any kind to acquire securities or other ownership interests in any of the subsidiaries of the Company.

(c)                                  Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Each of the subsidiaries of the Company has the corporate or other organizational power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect.  The Company has made available to the Parent the organizational and charter documents of each subsidiary of Company, each as amended to date.  No subsidiary of Company is in violation of any of the provisions of its organizational and charter documents.

2.4                               Authority and Enforceability.  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of the transactions contemplated by this Agreement by the

Company Stockholders.  The vote required of the Company Stockholders to approve this Agreement and the transactions contemplated hereby is set forth in Section 2.4 of the Disclosure Schedule (such vote, the “Requisite Stockholder Vote”).  The Requisite Stockholder Vote is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to (a) adopt this Agreement and approve the transactions contemplated hereby and (b) to effect the conversion of all the shares of the Company Preferred Stock into shares of Company Common Stock on a one-for-one basis immediately prior to the Effective Time in accordance with the Charter Documents.  This Agreement has been unanimously approved by the Board.  This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Effective Time will be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (y) general principles of equity.

2.5                               No Conflict.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Contract to which the Company is a party (other than Conflicts under Contracts that are not Material Contracts if such Conflicts would not, individually or in the aggregate, result in a Material Adverse Effect with respect to the Company), or (iii) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible).  Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Material Contracts with the Company that are required thereunder in connection with the Mergers, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the Closing so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Closing.  Immediately following the Closing, the Company will continue to be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

2.6                               Governmental Authorization.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Certificates of Merger as provided in Section 1.2 hereof, (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable antitrust or competition laws, and (d) such filings and notifications as may be required in connection with the Mergers under the HSR Act or applicable foreign antitrust laws and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign antitrust laws.

2.7                               Company Financial Statements.

(a)                                 Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheet as of December 31, 2014 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income and cash flow for the year then ended (the “Financials”).  The Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that the Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.  The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b)                                 The Company maintains Books and Records accurately reflecting its assets and liabilities in all material respects and maintains internal accounting controls designed to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, (iv) the reporting of its assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are properly recorded, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c)                                  Neither the Company nor, to the Knowledge of the Company, any representative of the Company has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

2.8                               No Undisclosed Liabilities.  The Company does not have any Liability, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, and whether required by GAAP to be reflected in the Current Balance Sheet or otherwise, except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, (c) have arisen since the date hereof and do not arise from a violation of Section 4.1, (d) are executory obligations under Contracts that have not arisen from a breach thereof or default thereunder, and (e) are Third Party Expenses and will be reflected in the Statement of Specified Liabilities.  Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no outstanding Indebtedness as of the date hereof.  Notwithstanding anything to the contrary contained herein, this Section 2.8 shall not constitute any representation or warranty with respect to Tax Matters, Intellectual Property or Employee Benefit Plans and Compensation, which matters shall be addressed exclusively in Section 2.10, Section 2.13 and Section 2.21, respectively.

2.9                               No Changes.  Since December 31, 2014 and prior to the date hereof, except as expressly permitted hereunder, there has not been, occurred or arisen any:

(a)                                 material transaction by the Company or any of its subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)                                 modifications, amendments or changes to the Charter Documents or any organizational documents of any of its subsidiaries except as expressly contemplated by this Agreement;

(c)                                  payment, discharge, waiver or satisfaction, in any amount in excess of $25,000 individually or $100,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Company or of any of its subsidiaries, other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d)                                 destruction of, damage to, or loss of any material assets of the Company or any of its subsidiaries (whether tangible or intangible), material business of the Company or any subsidiary of the Company or loss of a material customer of the Company or any of its subsidiaries (whether or not covered by insurance);

(e)                                  employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor disputes or claims of wrongful discharge or other unlawful employment or labor practice or action by the Company or any of its subsidiaries;

(f)                                   adoption of or material change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, or billing and invoicing policies) by the Company or any of its subsidiaries;

(g)                                  making of or change in any material Tax election, adoption of or change in any Tax accounting method, settlement or compromise of any Tax claim or assessment or entering into any closing agreement in respect of Taxes, filing of any amended Tax Return, or consent to the waiver or extension of the limitations period for any Tax claim or assessment;

(h)                                 declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or capital stock of any of the Company’s subsidiaries, or any split, combination or reclassification in respect of any shares of Company Capital Stock or capital stock of any of the Company’s subsidiaries, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or any capital stock of the Company’s subsidiaries, or any direct or indirect repurchase, redemption, or other acquisition by the Company or any of its subsidiaries of any shares of Company Capital Stock or capital stock of any of the Company’s subsidiaries (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options or restricted stock awards granted under the Plan;

(i)                                     (i) termination or extension, or material amendment, waiver or modification of the terms, of any Material Contract by the Company or any of its subsidiaries not required by the terms thereof or (ii) breach of or default under any Material Contract by the Company or any of its subsidiaries or the occurrence of any event or condition which, with the giving of notice or the passage of time or both, would reasonably be expected to constitute such a breach or default;

(j)                                    sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company or any of its subsidiaries, including, but not limited to, the sale of any accounts receivable of the Company or any of its subsidiaries, or any creation of any Lien in such material assets or material properties other than non-exclusive licenses of or agreements to provide (on a hosted basis) Intellectual Property Rights granted by the Company (not including any rights in Company Source Code) in the ordinary course of business consistent with past practices;

(k)                                 loan by the Company or any of its subsidiaries to any Person, incurring by the Company or any of its subsidiaries of any Indebtedness for borrowed money, guaranteeing by the Company or any of its subsidiaries of any Indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business consistent with past practices;

(l)                                     waiver or release of any material right or claim of the Company or any of its subsidiaries;

(m)                             commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs or any of its subsidiaries and its affairs;

(n)                                 except as set forth in Section 2.2 of the Disclosure Schedule, issuance or sale, or Contract or undertaking to issue or sell, by the Company or any of its subsidiaries (i) any shares of Company Capital Stock or shares of capital stock of any of the Company’s subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of capital stock of any subsidiaries of the Company, or (ii) any securities, warrants, options or rights to purchase any of the foregoing;

(o)                                 receipt by the Company of written notice, or to the Knowledge of the Company other notice or threat, of any claim or potential claim of ownership by any Person other than the Company or any of its subsidiaries of Company IP or of infringement by the Company or any of its subsidiaries of any other Person’s Intellectual Property Rights;

(p)                                 change in pricing or royalties set or charged by the Company or any of its subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights or Technology to the Company or any of its subsidiaries (other than changes in pricing or royalties made in the ordinary course of business and consistent with past practices);

(q)                                 hiring or termination of any employee of the Company or any of its subsidiaries, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company or any of its subsidiaries;

(r)                                    (i) increase in or decrease in or other change to the salary, wage rates, bonuses, or fringe benefits or other compensation (including equity-based compensation) payable or to become payable by the Company or any of its subsidiaries to any Employees (other than in the ordinary course of business and consistent with past practices), (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company or any of its subsidiaries of a severance payment, change of control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation), in each case to any Employees, (iii) promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or (iv) adoption, termination or amendment of any Company Employee Plan, Employee Agreement, any employee plan or agreement related to any of its subsidiaries (other than the execution of the Company’s standard at-will offer letter) or collective bargaining agreement;

(s)                                   extension of the post-termination exercise period of any Company Options or any similar equity awards of the Company or any of its subsidiaries;

(t)                                    Material Adverse Effect with respect to the Company and its subsidiaries (taken as a whole); or

(u)                                 agreement by the Company or any of its subsidiaries, or any officer or employees on behalf of the Company or any of its subsidiaries, to do any of the things described in the preceding clauses (a) through (t) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.10                        Tax Matters

(a)                                 Definition of Taxes.  For the purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                     “Tax” or, collectively, “Taxes” shall mean, with respect to the Company or any of its subsidiaries, (A) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (B) any liability for the payment of any amounts of the type described in clause (A) of this Section 2.10(a)(i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this Section 2.10(a)(i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(ii)                                  “Tax Return” shall mean any return, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

(b)                                 Tax Returns and Audits.  Except as set forth in Section 2.10(b) of the Disclosure Schedule:

(i)                                     The Company and, as applicable, each of its subsidiaries have (A) prepared and timely filed all income and other material Tax Returns of the Company and any of its subsidiaries, and such Tax Returns are true and correct in all material respects and (B) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return).

(ii)                                  The Company and, as applicable, any subsidiary of the Company, has paid or withheld with respect to its Employees, stockholders and other third parties, all Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such Taxes over to the appropriate Governmental Entity.

(iii)                               There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is currently in effect.

(iv)                              No audit or other examination of any Tax Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.  No claim has ever been made by any Tax authority that the Company or any of its subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.  No adjustment relating to any Tax Return filed by the Company or any of its subsidiaries has been proposed in writing by any Tax authority.  Neither the Company nor any of its subsidiaries is a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes.  There are no matters relating to Taxes currently under discussion between any Tax authority and the Company or any of its subsidiaries.

(v)                                 As of the Balance Sheet Date, neither the Company nor any of its subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business (or recognized any extraordinary gain) since the Balance Sheet date.

(vi)                              The Company has made available to Parent or its legal counsel, copies of all income Tax Returns and other material Tax Returns for the Company and its subsidiaries, for the past three (3) taxable years.

(vii)                           There are no Liens on the assets of the Company or any of its subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable or for Taxes the validity of which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Financials in accordance with GAAP.

(viii)                        The Company has not been, during the applicable period provided in Section 897(c) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix)                              Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(x)                                 Neither the Company nor any of its subsidiaries has engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xi)                              Neither the Company nor any of its subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (C) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (A), (B), and (C), under any similar provision of applicable Law), (D) had any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of law, by contract, or otherwise, or (E) has been a party to any joint venture, partnership or other agreement that would reasonably be expected to be treated as a partnership for Tax purposes.

(xii)                           Neither the Company nor any of its subsidiaries will be required to include any material income or gain or exclude any material deduction or loss from Taxable income for any Tax period or portion thereof after the Closing as a result of any (A) change in method of accounting under Section 481 of the Code for any Tax period or portion thereof ending on or prior to the Closing, (B) closing agreement under Section 7121 of the Code executed prior to the Closing, (C) installment sale or open transaction disposition consummated prior to the Closing, or (D) prepaid amount received prior to the Closing.

(xiii)                        The Company and its subsidiaries use the accrual method of accounting for income Tax purposes.

(xiv)                       Neither the Company nor any of its subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country.

(xv)                          The Company and its subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its subsidiaries.  All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company and its subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(c)                                  Executive Compensation Tax.  There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party, including the provisions of this Agreement, covering any individual, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.  There is no contract, agreement, plan or arrangement to which the Company, any of its subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(d)                                 409A Compliance.  Section 2.10(d) of the Disclosure Schedule lists each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any of its subsidiaries. Each such nonqualified deferred compensation plan has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A and Notice 2005-1, (ii) October 3, 2004, not been materially modified (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A. Each Company Option was originally granted with an exercise price that the Board, based on a reasonable valuation method, determined to be equal to the fair market value of a share of Company Common Stock on the date of grant.  No compensation is includable in the gross income of any Employee as a result of Section 409A with respect to any arrangements or agreements covering any Employee.

2.11                        Restrictions on Business Activities.  There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its subsidiaries is a party or is otherwise binding upon the Company or any of its subsidiaries which has or may reasonably be expected to have the effect of (A) prohibiting or materially impairing (i) any business practice of the Company or any of its subsidiaries, (ii) any acquisition of property (tangible or intangible) by the

Company or any of its subsidiaries, or (iii) the conduct of business by the Company or any of its subsidiaries, or (B) otherwise limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries has entered into any (i) Contract under which the Company or any of its subsidiaries is restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any of Company IP or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or (ii) any Contracts, required to be disclosed pursuant to Sections 2.2, 2.12, 2.13 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement), 2.14(a) or 2.21(a) under which the Company or any of its subsidiaries is restricted from hiring or soliciting potential employees, consultants or independent contractors through general solicitations of employment or engagement.

2.12                        Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)                                 Neither the Company nor any of its subsidiaries owns any real property.

(b)                                 Section 2.12(b) of the Disclosure Schedule sets forth a list, as of the date hereof, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company or any of its subsidiaries for the operation of its business or the business of any of its subsidiaries (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company or any of its subsidiaries is bound.  There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) which would be material to the operation of the business of the Company and its subsidiaries (taken as a whole), and no rent is past due.  The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Neither the Company nor any of its subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(c)                                  All material items of equipment (the “Equipment”) owned or leased by the Company and its subsidiaries are (i) adequate for the conduct of the business of the Company and its subsidiaries, as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13                        Intellectual Property.

(a)                                 Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Content” means any text, written, audio, visual or audiovisual works, materials, artistic or creative works, or content, in any form or media.

“Company Content” means any Content that has been distributed, displayed, public performed, disseminated, licensed, hosted or otherwise made available, directly or indirectly by Company, its subsidiaries or their distributors, licensees or other partners on behalf of the Company or any of its subsidiaries.

“Company Data” shall mean the data contained in the databases of the Company or any of its subsidiaries and the data and databases (not including third party licensed database software) that the Company or any of its subsidiaries uses in the operation of its business, including User Data and Personal Data.

“Company IP” shall mean (i) all Technology and Intellectual Property Rights in the Company Products, and (ii) all Company Owned IP.

“Company Owned IP” shall mean any and all Intellectual Property Rights, including Registered IP that are owned or purported to be owned by the Company or any of its subsidiaries.

“Company Products” shall mean all products and services (including any and all Content and all educational or instructional courses or materials, and any such other products services) (i) that have been or are as of the date hereof provided, marketed, distributed, sold, or licensed, including any such products and services that involve Company Content, by or on behalf of the Company or any of its subsidiaries since its inception, including, without limitation, any Company Website, and all educational or instructional courses or materials, and any such other products services or offering of the Company or any of its subsidiaries and (ii) any of the foregoing that the Company or any of its subsidiaries currently intends during the 12-month period after the date hereof to provide, market, distribute, sell or license (“Future Company Products”).

“Company Source Code” shall mean any software source code, any material portion or aspect of software source code of any Company IP or any Company Product.

“Company Website” shall mean any public or private (not including intranet sites intended for internal use and access by the Employees of the Company and its subsidiaries) website owned, maintained or operated at any time by or on behalf of the Company or any of its subsidiaries.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology and intellectual property in any jurisdiction, including without limitation: (i) rights in, arising out of, or associated with works of authorship, including without limitation rights granted under the Copyright Act; (ii) rights in, arising out of, or associated with databases; (iii) rights in, arising out of, or associated with inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); (iv) rights in, arising out of, or associated with trademarks, service marks and trade names including without limitation rights granted under the Lanham Act; (v) rights in, arising out of, or associated with confidential information and trade secrets, including without limitation rights described under the Uniform Trade Secrets Act; (vi) rights of attribution and integrity and other moral rights of an author; (vii) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, publicity or similar rights; and (viii) rights in, arising out of, or associated with domain names.

“Open Source License” shall mean any and all (i) licenses or agreements for software and/or materials that allow for non-exclusive use, distribution and/or modification without a license fee, or (ii) any other license that requires the distribution of source code in connection with the distribution of Open Source Materials, that, in each case of (i) and (ii), require modifications or derivative works be distributed under such Open Source License, or that prohibits one from charging a fee or otherwise seeking compensation in connection with sublicensing, displaying or distributing such Open Source Material. “Open Source License” includes, without limitation, a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, and/or MIT License.

“Open Source Material” shall mean any software or other materials that are distributed as “free software” or “open source software” or are otherwise generally distributed publicly (in source code form in the case of open source software) under terms of an Open Source License.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, or any other piece of information that allows the identification of a natural person or group of natural persons.

“Registered IP” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation, all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patents.

“Shrink-Wrap Software” means any generally commercially available software in executable code or hosted form (other than development tools and development environments) that is available for a cost of not more than U.S. $10,000 for a single user or work station (or $150,000 in the aggregate for all users and work stations).

“Technology” shall mean all forms of technology and content, including any or all of the following as embodied in a tangible or digital medium:  (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings; (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (iv) databases, data compilations and collections and technical data; and (v) devices, prototypes, designs and schematics.

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company or any of its subsidiaries, or provided to the Company or any of its subsidiaries by third parties, in each case, regarding users of any Company Product or otherwise.  For the purposes of the foregoing “user” means both the entity that has entered into an arrangement with Company or any of its subsidiaries for a Company Product and individual person accessing or using the Company Product.

(b)                                 Company Products and Company Websites.  The Company Websites identified on Section 2.13(b)(i) of the Disclosure Schedule lists all Company Products made available by the Company as of the date hereof.  Section 2.13(b)(ii) of the Disclosure Schedule lists all Future Company Products.

(c)                                  Registered IP.  Section 2.13(c)(1) of the Disclosure Schedule lists, as of the date hereof: (i) each item of Registered IP which is owned, filed in the name of (other than items of Registered IP that have been abandoned in the Company’s and its subsidiaries’ reasonable business discretion), or purported to be owned by the Company or any of its subsidiaries or subject to a valid obligation of assignment to the Company or any of its subsidiaries (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.  Section 2.13(c)(2) of the Disclosure Schedule lists, as of the date hereof: (1) any formal actions that must be taken by the Company or any of its subsidiaries within 90 days of the Closing Date with respect to any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (2) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Company or any of its subsidiaries is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP.  All necessary registration, maintenance and renewal fees in connection with such Company Registered IP that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Company Registered IP that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP. To the maximum extent provided for by, and in accordance with, applicable Laws, the Company, or as applicable, any subsidiary of the Company, has recorded each assignment of Registered IP with each relevant Governmental Entity, in accordance with applicable Laws.  The Company and its subsidiaries have made available to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP.

(d)                                 Validity and Enforceability.  All Company Registered IP is valid, subsisting and enforceable (except with respect to applications, which are subsisting).  Without limiting the generality of the foregoing:

(i)                                     Neither the Company nor its subsidiaries owns or has any exclusive rights in any patents or patent applications.

(ii)                                  Neither the Company nor any of its subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP.

(iii)                               No event (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in the abandonment of any trademark (whether registered or unregistered) applied for, owned or purported to be owned by the Company or any of its subsidiaries, except where the Company has done so in its reasonable business judgment.

(iv)                              No application for a patent or a copyright, or trademark registration or any other type of Registered IP filed by or on behalf of the Company or any of its subsidiaries has been abandoned or allowed to lapse, except where the Company has done so in its reasonable business judgment.

(v)                                 No interference, opposition, reissue, reexamination, or other legal proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity, or enforceability of any Company Registered IP is being or has been contested or challenged other than final rejections.

(vi)                              All Company Owned IP is (and immediately following Closing will be) fully transferable, alienable and licensable by the Company and its subsidiaries (and/or Parent and/or Surviving Entity, as applicable) without restriction and without payment of any kind to any third party

(vii)                           No issued Company Owned IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, stipulation, or Lien that restricts in any manner the use, transfer or licensing thereof by the Company or any of its subsidiaries or may affect the validity, use, or, except with respect to nonexclusive licenses to use or access Company Products granted in the ordinary course of business consistent with past practices, enforceability of such Company Owned IP.

(viii)                        The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Owned IP.

(ix)                              Neither the Company nor any of its subsidiaries has (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license were, material to the Company or any of its subsidiaries, to any other Person or (B) permitted the rights of the Company or any of its subsidiaries in any Company IP that is or was at the time material to the Company or any of its subsidiaries to enter into the public domain.

(e)                           Contracts.

(i)                                     Section 2.13(e)(i) of the Disclosure Schedule lists, as of the date hereof, all licenses or Contracts pursuant to which any Intellectual Property Rights are or have been licensed or granted to the Company or any of its subsidiaries (other than (A) with respect to Shrink-Wrap Software and Open Source Materials, (B) nondisclosure agreements, (C) nonexclusive licenses of or permissions to access commercially available Technology that is not software, under shrink wrap or click wrap agreements; (D) agreements that are ancillary to the purchase or use of equipment or materials (e.g., support and maintenance contracts); (E) licenses or releases of Intellectual Property Rights that are on a Standard Form Agreement without material deviation; (F) Personnel Agreements (as defined below); and (G) licenses for Technology that is preconfigured, preinstalled, or embedded on hardware or other equipment) (collectively “Inbound Licenses”).  The Company has made available to Parent complete and accurate copies of each Contract identified or required to be identified in Section 2.13(e)(i) of the Disclosure Schedule.

(ii)                                  Section 2.13(e)(ii) of the Disclosure Schedule lists, as of the date hereof, each license or Contract to which the Company or any of its subsidiaries is a party, or bound by, pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than (A) nondisclosure agreements; (B) nonexclusive licenses or agreements to provide (on a hosted basis) to customers of the Company Products entered in the ordinary course of business; and (C) nonexclusive licenses of trademarks or advertising copy of the Company or any of its subsidiaries in connection with the marketing and promotion (but not resale, distribution or syndication) of the Company Products entered in the ordinary course of business) (collectively, “Outbound Licenses”).  Neither the Company nor its subsidiaries are bound by, and no Company Owned IP owned by the Company or any of its subsidiaries is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, or, except with respect to nonexclusive licenses to use or access Company Products granted in the ordinary course of business consistent with past practices, assert or enforce, any Company Owned IP owned by the Company or any of its subsidiaries anywhere in the world.

(iii)                               The Company has made available to Parent a complete and accurate copy of each standard form of Contract used by the Company or any of its subsidiaries at any time in connection with its business, including (as applicable) each standard form of: (A) employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (B) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (C) confidentiality or nondisclosure agreement; (D) terms of service containing any license of or agreement to provide (on a hosted basis) Company IP in connection with the distribution or provision of Company Products; (E) author agreement containing assignment or license of Intellectual Property Rights with producers and creators of Company Content; (F) talent release containing any releases or waivers individuals’ rights and (G) agreements for the receipt of development services (collectively, the “Standard Form Agreements”).  The Company and its subsidiaries have made available to Parent each Contract that include deviations (not including common deviations to the scope of the Company’s and its subsidiaries’ indemnification, limitation of liability, warranty, fees or royalties or other similar commercial obligations negotiated in the ordinary course of business consistent with past practice) of material terms from the corresponding Standard Form Agreement made available to Parent, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained rights in any Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the business of the Company or any of its subsidiaries.

(iv)                              Section 2.13(e)(iv) of the Disclosure Schedule is an accurate list and summary, as of the date hereof, of all royalties, commissions, guild payments and other similar amounts payable by the Company or any of its subsidiaries to any other Person (other than sales commissions paid to employees according to the  standard commissions plan of the Company or any of its subsidiaries) upon or for the use, sale, provision or distribution of any Company Product or the use of any Company IP.  The Company has paid all necessary royalties, dues, fees and other payment required to be made and due to any third party in connection with the creation, performance or distribution of any Company Content.

(f)                                   Ownership.  The Company exclusively owns all right, title, and interest to and in the Company Owned IP free and clear of any Lien (other than nonexclusive licenses to use or access Company Products granted in the ordinary course of business, consistent with past practices).  Neither the Company nor any of its subsidiaries has developed jointly with any other Person any Company IP with respect to which such other Person has retained any rights in the developed subject matter. Without limiting the generality of the foregoing:

(i)                                     Each Person who is or was an employee, consultant or contractor, author, producer, actor (voice or otherwise), model, artist or developer of the Company or any of its subsidiaries and who is or was involved in the creation or development of any Company IP (including without limitation any Company Content), has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights (and, as applicable, an irrevocable release of applicable publicity rights) pertaining to such Company IP (other than rights in Content incidental to any author’s instruction or performance in connection with any Company Content  for which the Company and its subsidiaries have been granted licenses and necessary consents and releases on a perpetual and irrevocable basis sufficient to exploit such Content (“Ancillary Content”)) to the Company and confidentiality provisions protecting the Company IP (such valid, enforceable agreements containing assignments of Intellectual Property Rights, “Personnel Agreements”).  No current or former member, manager, officer, director, contractor, employee, author, producer, actor (voice or otherwise), model, artist or developer of the Company or any of its subsidiaries (A) has made any claim of ownership with respect to any Company IP, or (B) has any claim, right (whether or not currently exercisable) or interest to or in any Company IP, other than any Ancillary Content, or other than nonexclusive rights as a customer or user thereof under an applicable Standard Form Agreement.  No employee of the Company or any of its subsidiaries is: (X) bound by or otherwise subject to any Contract with a third Person restricting such employee from performing such employee’s duties for the Company or any of its subsidiaries; or (Y) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee or contractor of the Company or any of its subsidiaries.  Neither the employment of any employee, nor the use by the Company or any of its subsidiaries of the services of any consultant or independent contractor has subjected the Company or any of its subsidiaries to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any of its subsidiaries, whether such liability is based on contractual or other legal obligations to such third party.

(ii)                                  No funding, facilities or personnel of any Governmental Authority or any public or private university, college or other educational or research institution were used directly  to develop or create, in whole or in part, any Company IP.

(iii)                               Neither the Company nor any of its subsidiaries is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company or any of its subsidiaries to grant or offer to any other Person any license or right to any Company IP.  The Company is not a party to any Contract with a standards body or any similar organization involving the license to the Company of “standards essential” Technology or Intellectual Property Rights, and the Company has no reasonable basis to believe that in the absence of such Contract, it has any Liability therefor.

(iv)                              The Company, and as applicable, its subsidiaries, have taken reasonable steps and precautions necessary to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company IP or any Company Product that the Company and its subsidiaries hold, or purport to hold, as a trade secret.

(v)                                 The Intellectual Property Rights that are included in the Company Owned IP together with the Intellectual Property Rights for which the Company and its subsidiaries have a valid and enforceable license or right to use on a hosted basis constitute, and immediately after the Closing the Company and its subsidiaries, will have, all Intellectual Property Rights used in, necessary for, or that would be infringed by, the conduct of the business of the Company and its subsidiaries as currently conducted and, solely with respect to Future Company Products, currently planned by the Company and its subsidiaries to be conducted by the Company and its subsidiaries.

(g)                                  Enforcement.  To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated within the last three (3) years, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP in any material respect.  Section 2.13(g) of the Disclosure Schedule lists (and the Company has made available to Parent a complete and accurate copy of) each letter or other written or electronic communication, or correspondence or claim that has been sent or otherwise delivered to any other Person by the Company or any of its subsidiaries, or any representative of the Company or any of its subsidiaries, regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP.

(h)                                 Non-Infringement.  The operation of the business of the Company and its subsidiaries as currently conducted or, as currently contemplated by the Company and its subsidiaries to be conducted by the Company and its subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale, provision and licensing out of any Company Product and any other Company Content, has not and does not infringe, violate or misappropriate, and will not infringe, violate or misappropriate when conducted in substantially the same manner by Surviving Entity and/or the Company or any of its subsidiaries following the Closing, any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction, or violate any rights or rules of any union, guild or similar organization.  Without limiting the generality of the foregoing:

(i)                                     No infringement, misappropriation, or similar claim or legal proceeding involving or relating to any Intellectual Property Rights is pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its subsidiaries with respect to such claim or proceeding.

(ii)                                  Neither the Company nor any of its subsidiaries has in the six years prior to the date hereof received any notice or other communications (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company or any of its subsidiaries, any of its employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company or any of its subsidiaries obtain a license to any Intellectual Property Right (including, without limitation, any Intellectual Property Rights embodied by any Content) of another Person in a manner that reasonably implies infringement or violation thereof.

(iii)                               Neither the Company nor any of its subsidiaries has in the six years prior to the date hereof received any notice or other communications (in writing or otherwise) relating to any allegation that the Company Content is in violation of Laws, may be considered defamatory or constitute libel or slander, may fail to meet community standards regarding obscenity or indecency, or may tend to bring disparagement, ridicule, or scorn upon any Person, or violate any person’s rights to personality, publicity or similar rights.  Neither the Company nor any of its subsidiaries have in the six years prior to the date hereof received any notice or other communication (in writing or otherwise) requesting that the Company remove, disable, withdraw or suspend from distribution any Company Content.

(i)                                     Company Software.  None of the Software that is owned by the Company or any of its subsidiaries or is used in the design, development, production, distribution, testing, provision, maintenance or support of any Company Product (other than Future Company Products) or, to the Knowledge of the Company, any Future Company Product, (collectively, the “Company Software”): (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Software; or (B) fails to comply, or would cause the Company or any of its subsidiaries to fail to comply, with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Software.  No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (X) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent.

(j)                                    Company Source Code.  No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee or consultant of the Company or its subsidiaries.  Neither the Company nor any of its subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code to any other Person.

(k)                                 Open Source.

(i)                                     Section 2.13(k)(i) of the Disclosure Schedule lists, as of the date hereof: (A) each item of Open Source Materials that is contained in, distributed with, linked with or used in the development of any Company Software or from which any part of any Company Software is derived; (B) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Material that is Software; and (C) the Company Product to which each such item of Open Source Material relates.

(ii)                                  No Company Software is subject to, and no Company Software contains, is linked with, derived from, is distributed with, or is being or was developed using, Open Source Material that is licensed under any Open Source License that: (A) imposes or could impose a requirement or condition that the Company or any of its subsidiaries grant a license under, or refrain from asserting any one or more of its Patent Rights or that any Company Software or part thereof (except for the applicable, unmodified third party Open Source Material itself): (1) be disclosed or distributed in source code form in the case of software; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) otherwise impose or could impose any other limitation, restriction or condition, including any requirements to advertise or include attributions, on the right or ability of the Company or any of its subsidiaries to use or distribute any Company Software or part thereof (except for the applicable, unmodified third party Open Source Material itself).

(iii)                               No Company Owned IP is subject to any Open Source License terms.

(l)                                     Privacy.

(i)                                     Section 2.13(l) of the Disclosure Schedule lists each privacy policy of the Company and its subsidiaries (“Company Privacy Policy”) in effect at any time in the six years prior to the date hereof.

(ii)                                  The Company and its subsidiaries have complied at all times with all of the Company Privacy Policies, and, with all applicable law pertaining to privacy, User Data or Personal Data.

(iii)                               Neither the execution, delivery or performance of this Agreement nor the consummation of transactions contemplated hereby will result in any violation of any Company Privacy Policy or any applicable law pertaining to privacy, User Data or Personal Data.

(m)                             Company Data.  All Company Data is owned by Company and its subsidiaries, free and clear of all Liens (except Permitted Liens), or the Company and its subsidiaries have all authorizations as may be required to collect, use and disclose such Company Data.  The Company and its subsidiaries have all necessary and required rights to license, use, sublicense and distribute the data contained in the Company Data in connection with the manner in which such is currently conducted by or on behalf of the Company or any of its subsidiaries.  Except as described in Section 2.13(m) of the Disclosure Schedule, none of the Company, its subsidiaries or, to the Company’s Knowledge, any Person acting on behalf of the Company or any of its subsidiaries has used any “scrapers,” “spiders,” “bots” or other automated software programs or processes to extract and collect information that is Company Data from third-party websites or other publicly accessible online sources.

(n)                                 Systems.  The computer, information technology and data processing systems, facilities and services used by the Company and its subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company and its subsidiaries (collectively, “Systems”), are reasonably sufficient for the existing and, to the Knowledge of the Company, future needs as currently anticipated by the Company and its subsidiaries for the period that is 12 months from the date hereof. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and its subsidiaries as currently conducted.  From and after the Effective Time, the Surviving Entity will have and be permitted to exercise the same rights with respect to the Systems as the Company and its subsidiaries would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company and its subsidiaries would otherwise have been required to pay anyway.

(o)                                 Security Measures.

(i)                                     The Company and its subsidiaries have taken the steps and implemented procedures designed to protect the Systems from unauthorized activities and access and preserve the availability, security, and integrity of the Systems, and the Personal Data and Company Data (including protecting such Systems from infection by malicious software and unauthorized activities and access).

(ii)                                  Neither the Company nor its subsidiaries has suffered a security breach with respect to the Company Data, Personal Data or Systems in the last three (3) years. Neither the Company nor its subsidiaries has notified, nor been obligated to notify, any Person of any information security breach or misuse involving Personal Data.

(p)                                 Effect of Transaction on Company IP.  Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause: (i) a loss of, or encumbrance on, any Company IP; (ii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person (other than Surviving Entity) of any license or other right or interest under, to or in Company IP; (iv) any right of any third party to terminate or alter the Company’s or, after the Closing, the Surviving Entity’s rights in and to any Company IP.

(q)                                 Effect of Transaction on Parent.  Neither this Agreement nor the transactions contemplated by this Agreement, including any such assignment to Parent or the Surviving Entity by operation of law or otherwise of any contracts or agreements to which the Company is a party, will cause as a result of any Contract to which Company or any of its subsidiaries is a party: (i) Parent, or any entity that is a subsidiary of Parent immediately prior to the Closing, to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of Parent or any entity that is a subsidiary of Parent immediately prior to the Closing, (ii) Parent, any of its subsidiaries (including Company and its subsidiaries) to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, including any that restrict the hiring or soliciting potential employees, consultants or independent contractors through general solicitations of employment or engagement, or (iii) Parent or any of its subsidiaries (including Company or Surviving Entity) to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable in the absence of this Agreement or the transactions contemplated hereby.

2.14                        Agreements, Contracts and Commitments

(a)                                 Except as set forth in Section 2.14(a) of the Disclosure Schedule (specifying the appropriate paragraph), as of the date hereof, neither the Company nor any of its subsidiaries is a party to, or bound by:

(i)                                     (A) any form of employment, contractor or consulting agreement, contract or commitment with any current Employee (other than any Personnel Agreements), (B) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee, or (C) any other form of Employee Agreement with a current Employee (other than any Personnel Agreements);

(ii)                                  any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)                               any fidelity or surety bond or completion bond;

(iv)                              any lease of any real or personal property;

(v)                                 any agreement providing for indemnification, warranty or any guaranty in an amount that is material to the Company, other than those agreements that were entered into in the ordinary course of business;

(vi)                              any agreement, contract or commitment relating to capital expenditures and involving future payments in any amount in excess of $100,000 individually or $250,000 in the aggregate, in each case in any fiscal year;

(vii)                           any Contract relating to the disposition or acquisition of ownership of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii)                        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix)                              any purchase order or Contract for the purchase of tangible items of equipment or related services in any amount in excess of $100,000 individually or $250,000 in the aggregate, in each case in any fiscal year;

(x)                                 any Inbound License;

(xi)                              any Outbound License;

(xii)                           any agreement, contract or commitment with any guild or union;

(xiii)                        any agreement contract or commitment with any collective or agency responsible for collecting fees with respect to the use, reproduction or performance of copyrighted works, including without limitation, any reproduction or performing rights organization;

(xiv)                       any agreement, contract or commitment with a content delivery network, colocation provider, data center, or other provider of network services

(xv)                          any joint marketing or affiliate agreement;

(xvi)                       any dealer, distribution, sales representative, remarketer, reseller, or other agreement for the distribution or syndication of the Company Products;

(xvii)                    any joint venture or joint development arrangement;

(xviii)                 any Contract pursuant to which the Company or any of its subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms;

(xix)                       any terms of use, or terms of service, or other Contract for third-party websites and other publicly accessible online sources from which the Company, any of its subsidiaries, or a person acting on behalf of the Company or any of its subsidiaries has extracted or collected information that is Company Data through the use of any “scrapers,” “spiders,” “bots” or other automated software programs or processes, including those posted or implemented as “browsewrap” or “clickwrap” agreements;

(xx)                          any Contract granting any license to or from the Company or any of its subsidiaries with respect to Company Data, other than grants to service providers to use such Company Data in connection with the provision of services to the Company or any of its subsidiaries; or

(xxi)                       any other agreement, contract or commitment that involves $100,000 individually or $250,000 in the aggregate or more, in each case in any fiscal year, and is not cancelable without penalty within 180 days.

(b)                                 The Company has made available true and complete copies of each Contract required to be disclosed pursuant to Sections 2.2, 2.11, 2.12, 2.13 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement), 2.14(a) and 2.21(a).  For the purposes of this Agreement, each of the foregoing Contracts referenced in this subsection (b) as well as any Contracts entered into subsequent to the date hereof and prior to the Closing Date that would have been required to be disclosed pursuant to Sections 2.2, 2.11, 2.12, 2.13 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement), 2.14(a) and 2.21(a) if such Contract had been in effect as of the Closing Date, shall each be a “Material Contract” and collectively are the “Material Contracts.” The Company has made available true and complete copies of each of the other documents listed on the Disclosure Schedule.

(c)                                  Each Material Contract to which the Company or any of its subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company and its subsidiaries, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company and its subsidiaries, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect with respect to the Company and its subsidiaries and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity.  The Company and its subsidiaries are in material compliance with and have not materially breached, violated or defaulted under, or received notice that they have materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract or any Contract relating to Shrink-Wrap Software or Open Source Materials, nor to the Knowledge of the Company as of the date hereof, is any party obligated to the Company or any of its subsidiaries pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have

Knowledge on the date hereof of any presently existing facts or events that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation of default by the Company, any of its subsidiaries or any such other party.  As of the date hereof, there are no new Contracts being actively negotiated that would be required to be listed in Section 2.14(a).

(d)                                 The Company and its subsidiaries have fulfilled all material obligations required to have been performed by the Company and its subsidiaries, respectively, prior to the date hereof pursuant to each Material Contract.

(e)                                  All outstanding Indebtedness for borrowed money of the Company or any of its subsidiaries may be prepaid without penalty.

2.15                        Interested Party Transactions.

(a)                                 No officer, director or, to the Knowledge of the Company, Company Stockholder (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company or any of its subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any of its subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15.

(b)                                 All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any of its subsidiaries that were entered into on or after the inception of the Company or any of its subsidiaries, have been on an arms’-length basis on terms no less favorable to the Company or any of its subsidiaries than would be available from an unaffiliated party.

2.16                        Company Authorizations.  Section 2.16 of the Disclosure Schedule sets forth, as of the date hereof, each consent, license, permit, grant or other authorization (a) pursuant to which the Company and its subsidiaries currently operate or hold any interest in any of their properties, or (b) which is required for the operation of the business of the Company and its subsidiaries as currently conducted or the holding of any such interest, in each case, except for any consent, license, permit, grant or other authorization the lack of which would not reasonably be expected to be material to the Company (collectively, including any such items that are required to be, “Company Authorizations”).  All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.  The Company and its subsidiaries are in material compliance with all such Company Authorizations, and as of the Closing Date shall have applied for and not been denied any required renewals of such Company Authorizations.

2.17                        Litigation.  There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its subsidiaries, its properties (tangible or intangible) or any of the officers or directors of the Company or any of its subsidiaries (in their capacities as such), nor to the Knowledge of the Company on the date hereof, are there any presently existing facts or events that would constitute a reasonable basis therefor.  Except as set forth in Section 2.17 of the Disclosure Schedule, there is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its subsidiaries, its properties (tangible or intangible) or any of the officers or directors of the Company or any of its subsidiaries (in their capacities as such) by or before any Governmental Entity, nor, to the Knowledge of the Company on the date hereof, are there any presently existing facts or events that would constitute a reasonable basis therefor.  No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to laws of the State of California to indemnification from the Company or any of its subsidiaries related to facts and events existing prior to the Effective Time, nor are there, to the Knowledge of the Company on the date hereof, any facts or events that would constitute a reasonable basis for such an action, suit, claim or proceeding.

2.18                        Minute Books.  The minute books of the Company and each of its subsidiaries of the Company for the past five (5) years, all of which have been made available to Parent, contain true and complete records, correct in all material respects, of all meetings held of, and corporate action taken by, the Company Stockholders, the Board and committees of the Board, or any equivalent governing body of any of the Company’s subsidiaries, and no meeting of any such Company Stockholders, Board or committee, or equivalent governing body of any of the Company’s subsidiaries has been held for which minutes have not been prepared or that are not contained in such minute books.  The Company and its subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company and its subsidiaries (collectively, the “Books and Records”) that are true and complete and accurately and fairly reflect, in all material respects, the business activities of the Company and its subsidiaries.  Neither the Company nor any of its subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.  At the Closing, the minute books and other Books and Records of the Company and each of its subsidiaries will be in the possession of the Company.

2.19                        Environmental Matters.  Neither the Company nor any of its subsidiaries is in violation, in any material respect, of any applicable Law relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing Law.

2.20                        Brokers’ and Finders’ Fees.  Neither the Company nor its subsidiaries has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Company or any of its subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or any of its subsidiaries.

2.21                        Employee Benefit Plans and Compensation.

(a)                                 Schedule.  Section 2.21(a) of the Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material Company Employee Plan and each Employee Agreement, provided that Section 2.21(a) shall list out the forms of the Employee Agreements to the extent applicable and any deviations therefrom.  None of the Company or any ERISA Affiliate has made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan or Employee Agreement.

(b)                                 Documents.  The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company or any subsidiary of the Company, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, (x) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan and (xi) each affirmative action plan, if applicable.

(c)                                  Employee Plan Compliance.  The Company and its subsidiaries have performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and, as of the date hereof, have no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Company’s Knowledge on the date hereof, there has been no event or condition that has adversely affected or is likely to adversely affect such qualified status.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any subsidiary of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan.  None of the Company nor any subsidiary of the Company is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Company and any subsidiary of the Company have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)                                 International Employee Plan.  Each International Employee Plan has been established, maintained and operated in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws applicable to such International

Employee Plan.   The Company and any subsidiary of the Company have performed all obligations required to be performed by them under and are not in default under or in violation of any International Employee Plan.  Furthermore, all required contributions to all International Employee Plans have been made as of the date hereof, and no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be fully offset by insurance or are not accurately and fully reflected on the Company’s financial statements and accrued in accordance with applicable accounting principles consistently applied.  Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).  As of the date hereof, no action is pending or, to the Knowledge of the Company, threatened in writing that would result in a liability under an International Employee Plan to the Company.

(e)                                  No Pension Plan.   None of the Company or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.

(f)                                   No Self Insured Plan.  None of the Company or any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).

(g)                                  Collectively Bargained, Multiemployer and Multiple Employer Plan.  At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  None of the Company, its subsidiaries, or any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)                                 No Post Employment Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Company subsidiary of the Company has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(i)                                     Effect of Transaction.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j)                                    Employment Matters.  The Company and its subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as set forth in Section 2.21(j) of the Disclosure Schedule, there are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company, its subsidiaries or any of Employees relating to any Employee, Employee Agreement or Company Employee Plan.  There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against Company, its subsidiaries or any Company trustee under any worker’s compensation policy or long term disability policy.  Neither the Company nor its subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.  The services provided by each Employee is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no Liability to the Company or any ERISA Affiliate other than claims for severance pay and benefits as set forth below.  Neither the Company nor any of its subsidiaries has any material liability with respect to any misclassification of: (1) any Person as an independent contractor rather than as an employee, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages.

(k)                                 Labor.  No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated.  The Company does not have Knowledge of any activities or proceedings of any labor union to organize any current employees.  There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any current employee, including charges of unfair labor practices.  Neither the Companies, nor its subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Neither the Company nor its subsidiaries is presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries.  Neither the Company nor its subsidiaries has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied.  No terminations prior to the Closing (not associated with this Agreement or the transactions thereby) would trigger any notice or other obligations under the WARN Act or similar state or local law.

(l)                                     No Interference or Conflict.  To the Knowledge of the Company, no stockholder, director, officer, employee or consultant of the Company or any of its subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or any of its subsidiaries or that would interfere with the business of the Company or any of its subsidiaries.  Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or any of its subsidiaries as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the business of the Company or any of its subsidiaries as presently conducted or proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(m)                             Certain Employee Matters.  Section 2.21(m) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company and its subsidiaries as of the date hereof and shows with respect to each such employee (i) the employee’s employee identification number, position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt, and all other remuneration payable and other benefits provided or which the Company or its subsidiaries is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company or its subsidiaries is a party, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status, (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee, (viii) relevant prior notice period required in the event of termination, and (x) any severance or termination payment (in cash or otherwise) to which any employee could be entitled.  To the Knowledge of the Company, no employee listed on Section 2.21(m) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(n)                                 Section 2.21(n) of the Disclosure Schedule lists, as of the date hereof, (i) all current independent contractors, consultants and advisors to the Company and its subsidiaries, (ii) the location at which such independent contractors, consultants and advisors are providing services; and (iii) the amounts paid to such independent contractors, consultants and advisors in 2014 and 2015.  Except as set forth on Section 2.21(n) of the Disclosure Schedule, all independent contractors, consultants and advisors to the Company or its subsidiaries can be terminated immediately and without notice or Liability on the part of the Company or its subsidiaries.

2.22                        Insurance.  Section 2.22 of the Disclosure Schedule lists, as of the date hereof, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of the Company and its subsidiaries, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies.  There are and have been no claims in the last five (5) years for which an insurance carrier has denied or threatened to deny coverage.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its subsidiaries are otherwise in material compliance with the terms of such policies and bonds.

2.23                        Compliance with Laws.  Each of the Company and its subsidiaries has, during the past five (5) years, complied in all material respects with, is not in material violation of, and has not received any notices of suspected, potential or actual material violation with respect to, any foreign, federal, state or local Law.

2.24                        Export Control Laws.  Each of the Company and its subsidiaries has at all times during the past five (5) years conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which it conducts business.

2.25                        Complete Copies of Materials.  The Company has made available true and complete copies of each Contract or document, including all exhibits, schedules and amendments thereto (or summaries of the same if copies are not available), listed on the Disclosure Schedule.

2.26                        Foreign Corrupt Practices Act.  None of the Company, its subsidiaries, or any of their respective officers, directors, employees, stockholders, agents or representatives, nor any Person acting for or on behalf of the Company or any of its subsidiaries, have directly or indirectly (a) made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any requirement of applicable Law (including the Foreign Corrupt Practices Act), or (b) established or maintained any fund or asset that has not been recorded in the Books and Records.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Each of Parent, Sub I and Sub II hereby represents and warrants to the Company on the date hereof as follows:

3.1                               Organization.  Each of Parent, Sub I and Sub II is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent, Sub I and Sub II has the requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

3.2                               Authority and Enforceability.  Each of Parent, Sub I and Sub II has all requisite corporate and limited liability company power and authority, as applicable, to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Parent, Sub I and Sub II of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent, Sub I and Sub II.  This Agreement and any Related Agreements to which Parent, Sub I and Sub II are parties have been, or as of the Effective Time, will be, duly executed and delivered by Parent, Sub I and Sub II and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or will constitute when executed and delivered, the valid and binding obligations of Parent, Sub I and Sub II, enforceable against each of Parent, Sub I and Sub II in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity.

3.3                               Cash Resources.  Parent has sufficient cash resources to pay the Aggregate Cash Consideration Amount pursuant to this Agreement.

3.4                               Parent Common Stock.  The shares of Parent Common Stock comprising the Aggregate Stock Consideration Amount will be duly authorized, and upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

3.5                               Parent SEC Documents.

(a)                                 A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since January 31, 2014 and prior to the date hereof (the “Parent SEC Documents”) is available on the website maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the

SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.

(b)                                 The financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

(c)                                  Parent is not aware of any facts or circumstances that would reasonably be expected to cause it to be ineligible to file, or delay the filing of, or be obligated to suspend the effectiveness of, the Form S-3 for the registration of the Parent Common Stock comprising the Aggregate Stock Consideration Amount or the Form S-8 registration statement to register the shares of Parent Common Stock issuable upon the exercise of the Company Options assumed by Parent.

3.6                               No Undisclosed Liabilities.  Except as disclosed in the Parent SEC Documents, none of Parent or its subsidiaries have any Liability, whether accrued, absolute, contingent, matured or unmatured or other that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), except for those which have arisen in the ordinary course of business consistent with past practices since the date of the last Parent Financial Statements and prior to the date hereof.

3.7                               Litigation.  Except as disclosed in the Parent SEC Documents, or to the extent not required to be disclosed in the Parent SEC Documents, there is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, its properties (tangible or intangible) or any of the officers or directors of Parent or any of its subsidiaries (in their capacities as such).  Except as disclosed in the Parent SEC Documents, or to the extent not required to be disclosed in the Parent SEC Documents, there is no investigation, audit or other proceeding pending or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, its properties (tangible or intangible) or any of the officers or directors of Parent or any of its subsidiaries (in their capacities as such) by or before any Governmental Entity.  Except as disclosed in the Parent SEC Documents, no Governmental Entity has at any time challenged or questioned the legal right of Parent or any of its subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted.

3.8                               No Prior Activities of Merger Subs.  Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, neither of the Merger Subs has incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                               Conduct of the Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall operate the business of the Company and its subsidiaries, in the ordinary course of business consistent with past practices, except (a) with the prior written consent of Parent (the decision with respect to which will not be unreasonably delayed) or (b) as specifically contemplated by this Agreement.  The Company agrees to pay Indebtedness for borrowed money and Taxes of the Company and its subsidiaries in the ordinary course of business (subject to the right of Parent to review and approve any Tax Returns in accordance with this Agreement), to use commercially reasonable efforts to (A) pay or perform other obligations when due, and, to the extent consistent therewith, to preserve intact the present business organizations of the Company and its subsidiaries, (B) keep available the services of the present officers and Employees of the Company and its subsidiaries, (C) preserve the assets of the Company and its subsidiaries and (D) preserve the beneficial relationships of the Company and its subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired, in all material respects, the goodwill and ongoing businesses of the Company and its subsidiaries at the Closing.  Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement, (ii) with the prior written consent of Parent (the decision with respect to which will not be unreasonably delayed), (iii) as specifically disclosed in Section 4.1 of the Disclosure Schedule or (iv) as otherwise required by Law, the Company shall not from and after the date of this Agreement:

(a)                                 make any capital expenditure or incur any liabilities or obligations in respect thereof, other than capital expenditures (excluding, for the avoidance of doubt, capitalized software development costs and content production costs) set forth in the budget attached to Section 4.1 of the Disclosure Schedule, or any capital expenditures that do not exceed $100,000 individually or $250,000 in the aggregate;

(b)                                 (i) sell or license or transfer to any Person or entity any rights to any Company IP (other than non-exclusive agreements to Company IP (not including rights in any Company Source Code that have been entered into in the ordinary course of business consistent with past practices that, (ii) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party, or (iii) change pricing charged by the Company or any of its subsidiaries to its customers or licensees, or the pricing set or charged by Persons who have licensed or obtained access to Company Products;

(c)                                  other than to the extent necessary to reflect any actions otherwise permitted pursuant to this Section 4.1, terminate or extend, or materially amend, waive, modify, or violate the terms of, any Contract disclosed on the Disclosure Schedule (or agree to do so), or enter into any Contract which would constitute a Material Contract had such Contract been entered into prior to the date hereof, but solely if such Contract would reasonably be expected to result in payments to the Company in excess of $500,000 on an annual basis, or to cause the Company to incur more than $100,000 of expenditures on an annual basis;

(d)                                 engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the business of the Company and its subsidiaries consistent with past practice;

(e)                                  initiate or settle any litigation, other than to enforce its rights under this Agreement;

(f)                                   defer revenue or prepay expenses outside the ordinary course of business or for the purpose of increasing accounts receivable at the expense of Closing Cash;

(g)                                  declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any of the Company’s subsidiaries, or split, combine or reclassify any Company Capital Stock or the capital stock of any of the Company’s subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any of the Company’s subsidiaries, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or the capital stock of any of the Company’s subsidiaries (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options or restricted stock awards that are outstanding on the date hereof and disclosed in the Disclosure Schedule;

(h)                                 issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or the capital stock of any of the Company’s subsidiaries or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than issuances of Company Capital Stock or the capital stock of any of the Company’s subsidiaries pursuant to exercises of Company Options in existence as of the date hereof and in accordance with their terms;

(i)                                     cause or permit any amendments to the Charter Documents or organizational documents of any of the Company’s subsidiaries or other organizational documents of the Company (whether by merger or otherwise);

(j)                                    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company and its subsidiaries;

(k)                                 purchase or sell (or enter into any agreement to purchase or sell) any interest in real property, grant any security interest in real property, enter into any lease, sublease, license, grant any right to occupy or use, or enter into any lease, sublease, license, or other use or occupancy agreement with respect to any real property, or alter, amend, modify or terminate any of the terms of any Lease Agreements or other Contract with respect to real property, or sell or grant any security interest in, or lease, sublease, license or grant any right to use any of the tangible assets of the Company or any of its subsidiaries material to the conduct of the business of the Company and its subsidiaries;

(l)                                     incur or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others, or create a Lien over any of its assets (other than Permitted Liens);

(m)                             grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(n)                                 grant any severance or termination pay (in cash, equity or otherwise) to any Employee, except pursuant to the Company Employee Plans set forth in the Disclosure Schedule and provided to Parent or pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(o)                                 hire, offer to hire or terminate (other than for cause and provided the Company notifies Parent of such termination within three (3) Business Days of the termination date) any employees of the Company or any of its subsidiaries;

(p)                                 send any material written notices or other written communication materials (including electronic communications) to its Employees regarding this Agreement or the transactions contemplated hereby (for purposes hereof any communication distributed to more than 25 recipients is deemed material);

(q)                                 make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(r)                                    adopt, amend or fail to maintain any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees except payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(s)                                   waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Company Options or reprice any Company Options or authorize cash payments in exchange for any Company Options;

(t)                                    revalue any of its assets (whether tangible or intangible), including without limitation writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(u)                                 make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, “voluntary disclosure agreement” or similar process or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any income or other material Tax Return (including any amended Tax Return) unless, prior to filing or amending such Tax Return, Parent has the opportunity to review such Tax Return within a reasonable period prior to the due date for filing and Parent has consented to such filing (such consent not to be unreasonably withheld or delayed);

(v)                                 enter into any license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement (other than non-exclusive licenses of the Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements);

(w)                               adopt or change the accounting policies or procedures of the Company or its subsidiaries, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices;

(x)                                 take, commit or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(w), inclusive.

If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail to each of the Contact Persons.

Any of the parties set forth above may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to Section 4.1 by e-mail or such other notice that complies with the provisions of Section 9.1.  Parent shall not unreasonably delay in providing a response to the Company’s request, and Parent’s failure to provide a response within five (5) Business Days after receipt of any such request shall be deemed an acceptance of such request by Parent.

4.2                               No Solicitation.

(a)                                 Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 of this Agreement, neither the Company and its directors and officers nor any of its affiliates shall (nor shall the Company and its directors and officers or any of its affiliates permit any of its employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, initiate, conduct or knowingly facilitate or encourage any negotiations or discussions with respect to any offer or proposal regarding any sale of Company Capital Stock or the capital stock of any of the Company’s subsidiaries, any merger or acquisition, or similar transactions as well as any sale, lease, license or other disposition of any material assets of the Company or any of its subsidiaries (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business or properties of the Company or any of its subsidiaries, or afford to any Person access to the properties of the Company or any of its subsidiaries, books or records, in each case, other than in the ordinary course of business, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction.  In the event that the Company, or any of its affiliates or representatives shall receive, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1 of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company or such affiliate shall (x) immediately terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) promptly (and in any event within 24 hours of such event) notify Parent thereof, including information as to the identity of the Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and provide such other information related thereto, including, but not limited to a copy of any written inquiry, offer or proposal or a summary of the principal terms of any such inquiry, offer or proposal that is not in writing.

(b)                                 The parties hereto agree that irreparable harm would occur in the event that the provisions of Section 4.2(a) were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company or any of its subsidiaries shall be deemed to be a breach of this Agreement by the Company.

4.3                               Access to Information.  Except as otherwise prohibited by applicable Law or as would be reasonably expected to violate the attorney-client or other legal privilege of the Company or any of its subsidiaries (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation, prohibition or loss of privilege), the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the Effective Time to (a) all of the properties, books, contracts, commitments and records of the Company and its subsidiaries, including all Company IP (including access to design processes and methodologies and all source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (c) all Employees of the Company and its subsidiaries as identified by Parent.  The Company shall use its reasonable best efforts to cause the officers, Employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with Parent and Parent’s representatives in connection with such access and all reasonable information requests made by Parent.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 4.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the First Merger in accordance with the terms and provisions hereof.

4.4                               Notification of Certain Matters.  The Company or Parent, as the case may be, shall give prompt notice to the other parties of: (a) the occurrence or non-occurrence of any event that is reasonably likely to cause the failure of any of the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be, (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the occurrence of any Material Adverse Effect with respect to the Company, provided, however, that the delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect any remedies available to the party receiving such notice; provided further, however, that the Company’s unintentional failure to give notice under this Section 4.4 shall not be deemed to be a breach of covenant under this Section 4.4 but instead shall constitute only a breach of the underlying representation or warranty or covenant, condition or agreement, as the case may be, where in the case of any breach of a representation or warranty, such breach will be determined as of the date hereof or as of the Closing Date (or, if such representation or warranty is made as of a specified date, as of such date).  No disclosure by the Company, or Parent pursuant to this Section 4.4, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                               Company Stockholder Approval.

(a)                                 As soon as reasonably practicable after the execution of this Agreement, the Company shall prepare (and shall provide Parent with a reasonable opportunity to review and comment on) an information statement to be distributed to the Company Stockholders in connection with soliciting the approval of such Company Stockholders of this Agreement and the transactions contemplated hereby

(the “Information Statement”), which Information Statement shall comply with all applicable laws and this Section 5.1.  Promptly following the execution of this Agreement, the Company shall (i) submit this Agreement and the transactions contemplated hereby to the Company Stockholders for approval and adoption by such Company Stockholders pursuant to the Stockholder Written Consent and shall, in connection therewith, distribute to such Company Stockholders a copy of the Information Statement and (ii) deliver to Parent (in any event, no later than two (2) hours following the execution of this Agreement) a true, correct and complete copy of the executed Stockholder Written Consent evidencing the Company’s receipt of the Required Stockholder Votes adopting this Agreement and approving the First Merger and the transactions contemplated hereby, including (A) the deposit of the Escrow Amount with the Escrow Agent and the deposit of the Expense Fund Amount with the Stockholder Representative, (B) the appointment of the Stockholder Representative as the agent and attorney-in-fact for the Indemnifying Parties, having the powers and rights regarding indemnification set forth herein, and (C) the conversion of Company Preferred Stock into Company Common Stock.

(b)                                 The Company shall obtain and deliver to Parent, prior to the solicitation of the requisite Company Stockholder approval described in Section 5.1(c), a 280G Waiver from each Person in substantially the form attached hereto as Exhibit D (the “280G Waiver”) whom the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the solicitation of the requisite Company Stockholder approval described in Section 5.1(c), and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, unless the requisite Company Stockholder approval of such parachute payments is obtained pursuant to Section 5.1(c).

(c)                                  Promptly following the delivery by the Company to Parent of each 280G Waiver described in Section 5.1(b), the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any payments and/or benefits that are subject to a 280G Waiver and that Parent determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”) or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement.

(d)                                 Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the First Merger and this Agreement, including the Information Statement (the “Soliciting Materials”), shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the First Merger and this Agreement, and the unanimous recommendation of the Board in favor of the First Merger and this Agreement.  The Company will promptly advise Parent in writing if at any time prior to the Closing the Company obtains Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable Law.

5.2                               Confidentiality.  Each of the parties hereto (other than the Stockholder Representative) hereby agrees that the information obtained in any investigation pursuant to Section 4.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, or, if applicable, in connection with any disputes or arbitration proceedings, shall be governed by the terms of the Non-Disclosure Agreement dated as of March 6, 2015 (the “Confidential Disclosure Agreement”) between the Company and Parent until Closing.  In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.  Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.  The Stockholder Representative agrees that that certain Nondisclosure Agreement, dated as of March 24, 2015, by and between the Stockholder Representative and the Company shall survive the Closing, shall cover all information received from Parent or the Surviving Entity after the Closing, and shall be enforceable by Parent or the Surviving Entity after the Closing.

5.3                               Public Disclosure.  The Company shall not (nor will it permit, as applicable, any of its officers, directors, members, employees, stockholders, agents, partners, representatives or affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the consent of Parent, except (a) to the extent such disclosure is required by applicable Law, in which case the Company shall promptly notify Parent and cooperate with Parent to the extent reasonably practicable so as to seek to limit the information disclosed to the information it is advised by counsel is required by such applicable Law to be disclosed and will, to the extent reasonably practicable and at Parent’s cost and expense, seek to obtain a protective order over, or confidential treatment of such information, (b) to the extent that such information is or becomes generally known to the public without violation of this Agreement, the Confidential Disclosure Agreement or any other agreement or obligation restricting the disclosure of such information by such party, (c) to the extent reasonably required to obtain the Required Stockholder Votes or other consents or approvals required by this Agreement to be obtained and (d) from and after the Closing, to the extent disclosure is made by a Company Stockholder that is a venture capital or private equity fund in communications to its investors as may be (i) legally or contractually required or (ii) reasonably necessary in the good faith exercise of the fiduciary duties of the general partner of such Company Stockholder.

5.4                               Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions provided in this Agreement, each of the parties hereto (other than the Stockholder Representative) shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to cause the First Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that neither the Company nor Parent shall be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its subsidiaries or affiliates, (b) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (c) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”).  Nothing herein shall require Parent or the Company to litigate with any third party, including without limitation, any Governmental Entity.

(b)                                 The parties (other than the Stockholder Representative) will, or will cause their “ultimate parent entities” as that term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as promptly as reasonably practicable, to make all necessary filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under the HSR Act and any other applicable Antitrust Laws and, in any event, to each file the Notification and Report Form under the HSR Act no more than two (2) Business Day after the date hereof.  To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the transactions contemplated by this Agreement (and if in writing, furnish the other party with a copy of such communication).  If the Company or Parent or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request.  Without limiting the generality or effect of Section 5.4(a), to the extent permitted by applicable Law and except as may be prohibited by any Governmental Body, the parties hereto (other than the Stockholder Representative) shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act and (ii) provide advance notice of and permit authorized representatives of the other party to be present at each meeting or conference with any Governmental Entity. Parent shall be entitled, after consultation with the Company and consideration in good faith of the views of the Company, to make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Entity under the HSR Act or any other Antitrust Law any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Company will not, nor will it permit any of its representatives to make any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Entity relating to the transactions contemplated by this Agreement without Parent’s prior review and approval.  Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under any HSR Act with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

5.5                               Termination of 401(k) Plan.  Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated).  Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board, or such

ERISA Affiliate, as the case may be.  The form and substance of such resolutions shall be subject to review and approval of Parent.  The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require.

5.6                               Consents.  The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to each of the Contracts listed on Schedule 5.6 as are required thereunder in connection with the Mergers or for any such Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Contract as of immediately after the Effective Time.  Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.

5.7                               Terminated Agreements.  Prior to the Closing, the Company shall have caused each of the agreements listed on Schedule 5.7 attached hereto (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time.  Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Entity will not incur any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. In the event the First Merger does not close for any reason, Parent shall not have any Liability to the Company or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such terminations.

5.8                               Notices.  Prior to the Closing, the Company shall have sent each of the notices set forth in Schedule 5.8 attached hereto (the “Notices”).

5.9                               Resignation of Officers and Directors.  Prior to the Closing, the Company shall have caused each officer and director of the Company to execute a resignation letter in the form attached hereto as Exhibit E (the “Director and Officer Resignation Letter”), effective as of the Effective Time.

5.10                        Expenses.  Whether or not the First Merger is consummated, all fees and expenses incurred in connection with the First Merger (whether prior to or following Closing) including all legal, accounting (including, for the sake of clarity, any audit fees and expenses incurred in connection with the preparation and delivery of the Required Financials in excess of $290,000, but excluding the initial $290,000 from Third Party Expenses), financial advisory, consulting and all other fees and expenses of third parties (including holders of Company Capital Stock and Company Options) incurred by a party (including the Indemnifying Parties) in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including any payments made or anticipated to be made by such party as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Mergers, whenever incurred, including the Executive Severance Obligations, the Compilr 2015 Payment and the Specified Bonuses, but excluding the Non-Continuing Employee Severance Obligations and the Aggregate Excess Vacation Amount (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, that any such Third Party Expenses incurred by the Stockholder Representative shall be borne by the Indemnifying Parties.  The Company shall provide, no less than two (2) Business Days prior to the Closing Date, to Parent a statement of Estimated Third Party Expenses showing detail of all unpaid Third Party Expenses incurred and expected to be incurred by the Company (including any Third Party Expenses anticipated to be incurred after the Closing) prior to the execution of this Agreement in form reasonably satisfactory to Parent and certified as true and correct as of the Closing Date by the Company’s Chief Executive Officer (the “Statement of Expenses”).  Any Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, and thus were not included as part of the calculation of the Total Consideration, shall be paid out of the Escrow Amount in accordance with Section 1.9 and Section 7.4.

5.11                        Tax Matters.

(a)                                 Preparation of Tax Returns.

(i)             Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for a Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (the “Parent Prepared Returns”).  Such Parent Prepared Returns shall be prepared in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law.  At least twenty (20) days prior to the due date of any Parent Prepared Return that reflects a Tax for which the Indemnifying Parties may be liable, Parent shall provide a draft of such Parent Prepared Return to the Stockholder Representative for the Stockholder Representative’s review and comment.  Parent shall consider in good faith all changes to such Parent Prepared Returns reasonably requested by the Stockholder Representative in writing.

(ii)          Unless otherwise required by applicable Law, Parent will not, and will cause the Surviving Entity and each of its subsidiaries not to, take any of the following actions with respect to Taxes or Tax Returns in each case for any Pre-Closing Tax Period, if such action would reasonably be expected to give rise to an indemnification claim against the Company Stockholders under this Agreement: (A) amend any previously filed Tax Return of the Company or any of its subsidiaries or (B) change any Tax election with respect to the Company or any of its subsidiaries, in each case, without the written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, that if Parent determines that, under applicable Law, Parent, the Surviving Entity, its subsidiaries or any of their Affiliates is required to take any of the foregoing actions, Parent shall provide reasonable written notice to the Stockholder Representative prior to taking any such action and shall consider in good faith any comments made by the Stockholder Representative with respect thereto.  Following the Closing, notwithstanding any other provisions of this Agreement, Parent shall be entitled to, in good faith consultation with the Stockholder Representative, initiate and control any “voluntary disclosure agreement” or similar process of the Company or any of its subsidiaries with respect to any Pre-Closing Tax Period and shall consider in good faith any comments made by the Stockholder Representative with respect thereto.

(b)                                 Cooperation.  Parent and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Company, its subsidiaries or their operations and any pending or threatened audit, litigation, proceedings or assessments with respect thereto or to Taxes owed by the Company or its subsidiaries.  Such cooperation shall include Parent’s retention and provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(c)                                  Tax Contests.  Parent shall notify the Stockholder Representative in writing within ten (10) days upon the receipt of any notice, or becoming aware, of any audit, examination, or other legal proceeding with respect to Taxes for which the Company Stockholders may be liable pursuant to this Agreement (a “Tax Contest”); provided, however, no failure or delay of Parent in providing such notice shall reduce or otherwise affect the obligations of the Company Stockholders pursuant to this Agreement, except to the extent that the Company Stockholders are materially and adversely prejudiced as a result of such failure or delay.  Parent shall control any Tax Contest; provided, however, if a Tax Contest relates to a Pre-Closing Tax Period which may result in a Tax for which the Indemnifying Parties may be liable, the Stockholder Representative shall have the right to participate in (at the expense of the Indemnifying Parties), but not control, such Tax Contest (and Parent shall consider in good faith any comments made by the Stockholder Representative with respect thereto), and Parent shall be entitled to settle or compromise such Tax Contest without seeking the Stockholder Representative’s prior written consent; provided, however, that in the absence of such consent any such settlement shall not be dispositive of the Company Stockholders’ liability with respect to such Taxes.  For the avoidance of doubt, in the event that any conflict arises between the provisions of this Section 5.11(c) and the provisions of Section 7.7, the provisions of this Section 5.11(c) shall govern.

(d)                                 Tax Treatment of Escrow.   Parent, the Surviving Entity and the Stockholder Representative agree for all Tax purposes that: (i) if and to the extent any portion of the Escrow Amount is actually distributed to the Company Optionholders in respect of their Company Options, such portion shall be treated as compensation paid at the time the portion of the Escrow Amount is actually released to the Company Optionholders and shall be subject to applicable withholding Tax at such time, (ii) Parent shall be treated as the owner of the cash portion of the Escrow Amount solely for Tax purposes, all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulations Section 1.468B-8,, (iii) if and to the extent any amount of the Escrow Amount that is paid to the Company Stockholders is actually distributed to the Company Stockholders in respect of their shares, interest may be imputed on such amount as required by Section 483 or Section 1274 of the Code, and (iv) in the event that the total amount of any interest and earnings earned on the portion of the Escrow Amount that is paid to the Company Stockholders exceeds the imputed interest, such interest shall be treated as interest or other income and not as purchase price.  Clause (iv) of the preceding sentence is intended to ensure that the right of the Company Stockholders to the Escrow Amount that is paid to the Company Stockholders and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder.  All parties hereto shall file all Tax Returns consistently with the foregoing.

(e)                                  Tax Refunds.  Any refunds (or credits for overpayment) of Taxes, including any interest received from a Governmental Entity thereon, attributable to any Pre-Closing Tax Period of the Company or any of its subsidiaries shall be for the account of the Company Stockholders.  Promptly upon the Surviving Entity’s (or any of its Affiliates’) receipt of any such refund (or credit for overpayment), Parent shall pay over, by wire transfer of immediately available funds, any such refund (or the amount of any such credit), including any interest thereon but net of any Taxes attributable to the receipt of such refund (or credit for overpayment) or reasonable expenses incurred by Parent or the Surviving Entity or its subsidiaries in obtaining such refund (or credit for overpayment), to the Company Stockholders their respective pro rata share of such amounts.  Upon the Stockholder Representative’s written request and at the Company Stockholders’ expense, Parent shall reasonably cooperate to cause the Surviving Entity to claim refunds attributable to any Pre-Closing Tax Period within the statutorily required time period.

(f)                                   FIRPTA Certificate.  The Company shall deliver, no less than two (2) Business Days prior to the Closing Date, to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.12                        Spreadsheet.  The Company shall deliver, not less than five (5) Business Days prior to the Closing Date, to Parent a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Financial Officer of the Company (such certification, the “Spreadsheet Certificate”) as of the Closing and which shall include, among other things, as of the Closing:

(a)                                 with respect to each Company Stockholder, (i) such Person’s name, address and, if available to the Company, email address, (ii) the number of shares of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) the respective date(s) of acquisition of such shares, (v) the Pro Rata Portion applicable to such Person, (vi) the aggregate amount of cash and shares of Parent Common Stock to be paid to such Person at the Closing in respect of such shares, (vii) the amount of shares of Parent Common Stock retained by Parent in respect of the Escrow Amount, respectively, (viii) any amounts required to be withheld, (ix) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made and (x) such other information relevant thereto or that Parent may reasonably request; and

(b)                                 with respect to each holder of a Company Option, (i) such Person’s name and address, (ii) the number of shares of Company Capital Stock underlying each Company Option held by such Person, (iii) the respective grant date(s) of such Company Options, (iv) the respective exercise price(s) per share of such Company Options, (v) the respective vesting arrangement(s) with respect to such Company Options, (vi) whether such Company Options are incentive stock options or non-qualified stock options, and (vii) such other information relevant thereto or that Parent may reasonably request.

(c)                                  As applicable, the Spreadsheet shall also include, with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities.

5.13                        SEC Filings; Registration Rights.

(a)                                 As soon as practicable after the Closing Date but in no event later than five (5) business days after the Closing Date, Parent shall file a Form S-8 registration statement with the SEC to register the shares of Parent Common Stock issuable upon the exercise of the Company Options assumed by Parent as provided in Section 1.7.  Parent shall maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding, and shall maintain a sufficient number of reserved shares of Parent Common Stock for issuance upon exercise of such assumed options.

(b)                                 Following the Closing Date, Parent shall file a Form S-3 ASR (or if Form S-3 ASR is not available for purposes of registering the sale of Registrable Securities, then on Form S-3 or another appropriate form) registration statement (the “Registration Statement”) with the SEC to register the shares of Parent Common Stock issuable in the First Merger (the “Registrable Securities”), with such filing to become effective as soon as practicable, but in no event later than the later of (i) 60 days after the receipt by Parent of the Required Financials and (ii) the Closing Date, provided, however, that should Parent determine that the Required Financials shall not be required for SEC reporting purposes on Form 8-K, then Parent shall file such Registration Statement with the SEC with such filing to become effective within 30 days of the Closing Date.

(c)                                  Parent shall use its commercially reasonable best efforts to: (i) keep the Registration Statement effective until the earlier to occur of (A) the date on which all Registrable Securities included in the Registration Statement have been sold, or (B) the six month anniversary of the effectiveness of the Registration Statement; (ii) prepare and file with the SEC such amendments to the Registration Statement and amendments or supplements to the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities included in the Registration Statement; (iii) furnish to each Company Stockholder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act as each Company Stockholder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold by such Company Stockholder thereunder, but only while Parent shall be required under the provisions hereof to cause the Registration Statement to remain effective; (iv) register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions as each Company Stockholder shall reasonably request; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified or is not otherwise subject to a general consent for service of process); (v) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction, obtain promptly the withdrawal of such order; and (vi) list all Registrable Securities included in the Registration Statement on the New York Stock Exchange.

(d)                                 All costs and expenses incurred in connection with any registration of Registrable Securities pursuant to this Section 5.13, including all SEC fees, blue sky registration and filing fees, New York Stock Exchange notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses, and all reasonable fees and expenses of Parent’s outside counsel and independent accountants shall be paid by Parent. Parent shall not be responsible for any legal fees for any Company Stockholder or any selling expenses of any Company Stockholder (including any broker’s fees or commissions).

(e)                                  Indemnification.

(i)                                     Parent shall indemnify and hold harmless each Company Stockholder, and each of its directors, officers and employees, and each person controlling such Company Stockholder within the meaning of Section 15 of the Securities Act (each, a “Seller Indemnified Party”), with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, from and against all losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, the prospectus forming a part thereof or included therein, and any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act or state securities laws applicable to Parent in connection with any such registration, qualification or compliance, and shall reimburse each Seller Indemnified Party for any legal and any other costs and expenses reasonably incurred in connection with investigating, preparing or defending any lawsuit, claim or action relating thereto; provided, however, that Parent shall not be required to indemnify, or otherwise be liable to, any Seller Indemnified Party to the extent that any such loss, damage, liability or expense arises out of, or is based on, any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished by or on behalf of any Seller Indemnified Party to Parent specifically for use therein.

(ii)                                  If Registrable Securities held by a Company Stockholder are included in the securities as to which such registration, qualification or compliance is being effected, such Company Stockholder shall indemnify and hold harmless Parent, each of its directors, officers and employees, each person controlling Parent within the meaning of Section 15 of the Securities Act, and Parent’s legal counsel and independent accountants, as well as each other Company Stockholder, each such Company Stockholder’s directors, officers and employees, and each person controlling each such other Company

Stockholders within the meaning of Section 15 of the Securities Act (each a “Parent Indemnified Party”), from and against all losses, damages and liabilities (or actions in respect thereof) arising out of, or based on, any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, the prospectus forming a part thereof or included therein, and any amendment or supplement thereto, incident to any such registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Company Stockholder of any rule or regulation promulgated under the Securities Act or state securities laws applicable to such Company Stockholder in connection with any such registration, qualification or compliance, and shall reimburse each Parent Indemnified Party for any legal or any other expenses reasonably incurred in connection with investigating or defending any such lawsuit, claim or action relating thereto, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information pertaining solely to such Company Stockholder, and furnished by such Company Stockholder to Parent specifically for use therein; provided, however, that in no event shall the aggregate amounts payable by any Company Stockholder by way of indemnity under this Section 5.13(e)(ii) exceed the proceeds from the offering received by such Company Stockholder, except in the case of fraud or intentional misrepresentation by such Company Stockholder.

(iii)                               Each party entitled to indemnification under this Section 5.13(e) (the “Indemnitee”) shall give notice to the party required to provide indemnification (the “Indemnitor”) promptly after such Indemnitee has written notice of any lawsuit, claim or action as to which indemnity may be sought hereunder, and shall permit the Indemnitor to assume the defense of any such lawsuit, claim or action; provided, however, that counsel for the Indemnitor, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnitee (whose approval shall not be unreasonably withheld, delayed or conditioned), and the Indemnitee may participate in such defense at such party’s expense, and provided further, however, that the failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Agreement except to the extent, but only to the extent, that the Indemnitor’s ability to defend against such claim or litigation is materially and adversely impacted by the failure to give such notice.  No Indemnitor, in the defense of any such lawsuit, claim or action shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect to such lawsuit, claim or action.

(iv)                              If the indemnification provided for in this Section 5.13(e) is held by a court of competent jurisdiction to be unavailable to an Indemnitee with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnitor, in lieu of indemnifying such Indemnitee hereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Company Stockholder, when combined with any amounts paid by such Company Stockholder pursuant to Section 5.13(e)(ii), shall exceed the net proceeds from the sale of securities that are included in the Registration Statement that are received by such Company Stockholder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The relative fault of the Indemnitor and the Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnitor or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(v)                                 The obligations of Parent and each Company Stockholder under this Section 5.13(e) shall survive the completion of any offering and sale or other disposition of Registrable Securities in the Registration Statement filed with the SEC pursuant to this Agreement.

5.14                        Employment Arrangements.

(a)                                 Continuing Employees.  The Company shall use commercially reasonable efforts to cause each Continuing Employee, Continuing Consultant or Transitional Employee set forth on Schedule 5.14, attached hereto, to execute and deliver to Parent an offer letter and a confidential information and invention assignment agreement, in each case on Parent’s standard form, effective on the Closing Date.  Pursuant to Parent’s vacation policy, Parent shall roll over and assume up to 10 days of accrued vacation balances for Continuing US Employees or Transitional Employees through an express rollover provision in the form offer letter. Parent shall assume the cost of all accrued vacation in excess of 10 days per Continuing US Employee or Transitional Employee, which excess must be cashed out by the Company on the Closing Date (such excess in the aggregate, the “Aggregate Excess Vacation Amount”). For the avoidance of doubt, the transactions contemplated hereby shall not require a change in the employment status (including applicable rules regarding eligibility for the accrual, carrying and use of vacation balances) of a Continuing Non-US Employee as an employee of the subsidiary of the Company which is currently the employer of such Continuing Non-US Employee.

(b)                                 Non-Continuing Employees. Except for the Executive Severance Obligations, Parent shall assume all monetary and notification obligations, including, but not limited to, all obligations imposed under the WARN Act, the California WARN Act or any similar state or local Laws, payment of accrued vacation, and severance payments associated with the termination of Non-Continuing Employees (collectively, the “Non-Continuing Employee Severance Obligations”).  At the Closing, the Company shall provide all Non-Continuing Employees severance agreements which shall provide for the satisfaction of all Non-Continuing Employee Severance Obligations subject to the effectiveness of a release of claims. The Company shall use its commercially reasonable efforts to cause each of the individuals set forth on Schedule 5.14(g) to execute and deliver to the Company a Confirmatory Document.

5.15                        Joinder Agreement.  Prior to the execution of this Agreement, the Company shall have used all commercially reasonable efforts to cause the Joinder Agreement in the forms attached hereto as Exhibit F-1 and Exhibit F-2 (the “Joinder Agreement”), as applicable, to be executed on or prior to the Closing Date by each of the Company Stockholders.

5.16                        Employment Arrangements.  Following the Effective Time:

(a)                                 Parent agrees that all Continuing Employees shall either (i) be eligible to continue to participate in the Surviving Entity’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time) or (ii) be eligible to participate in substantially similar plans or arrangements of Parent to the same extent as similarly situated employees of Parent and its subsidiaries, as applicable); provided, however, that (i) nothing in this Section 5.16 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Entity to amend or terminate any such health or welfare benefit plan at any time and (ii) if Parent or the Surviving Entity terminates any such health or welfare benefit plan, then the Continuing Employees shall be eligible to participate in the Surviving Entity’s health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under a Company Employee Plan in which such Continuing Employee participated immediately before the Effective Time or to the extent as similarly situated employees of Parent and its subsidiaries, as applicable.  To the extent that service is relevant for eligibility to participate in, but not for purpose of benefit accrual under, any health or welfare benefit plan of Parent and/or the Surviving Entity, then Parent shall use its commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time, and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, deductibles, co-payments and out-of-pocket maximums, credit Continuing Employees for service and amounts paid prior to the Effective Time with the Company to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company.  Nothing in this Section 5.16 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Entity and the employment of each Continuing Employee shall be “at will” employment.

(b)                                 The provisions of this Section 5.16 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.16 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

5.17                        Indemnification of Directors and Officers of the Company.

(a)                                 Indemnification Obligations.  During the period ending six (6) years after the Effective Time, the First-Step Surviving Corporation, the Surviving Entity or their respective successors shall, and Parent shall cause the First-Step Surviving Corporation, the Surviving Entity or their respective successors to, fulfill their obligations to the present and former members of the Company’s Board of Directors and present and former officers of the Company (such directors and officers being herein called the “Company Indemnitees”) pursuant to the terms of the Charter Documents and the indemnification agreements listed in Schedule 5.17 (the “Indemnification Schedule”) as in effect on the date hereof.  Any claims for indemnification made under this Section 5.17 on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.  Notwithstanding the foregoing, the obligations of Parent and the First-Step Surviving Corporation, the Surviving Entity or their respective successors (i) shall be subject to any limitation imposed by applicable Law and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company or its subsidiaries from his or her obligations pursuant to this Agreement or any Related Agreement.

(b)                                 Insurance.  Prior to the Effective Time, the Company shall purchase and fully pay (and such purchase price shall be included in Third Party Expenses of the Company) for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Parent that shall provide the Company Indemnitees with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall not, and shall cause the First-Step Surviving Corporation and the Surviving Entity to not, take any action to eliminate such D&O Tail Policy.

(c)                                  In the event that the First-Step Surviving Corporation or Surviving Entity or any of their successors or assigns (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or convey all or substantially all of their properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the First-Step Surviving Corporation or

Surviving Entity or any of their respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 5.17.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.17 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.17 applies without the consent of such affected Company Indemnitee, it being understood and agreed that the Company Indemnitees are intended to be express third party beneficiaries of this Agreement.

5.18                        Retention Loan Agreement.  The Company shall forgive the remaining installment of the Retention Loan Agreement prior to the Closing Date and shall provide to Parent reasonable evidence thereof.

ARTICLE VI

CONDITIONS TO THE FIRST MERGER

6.1                               Conditions to Obligations of Each Party to Effect the First Merger.  The respective obligations of the Company, Parent and Sub I to effect the First Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)                                 No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting or preventing consummation of the Mergers.

(b)                                 No Injunctions; Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing or restraining, in any material respect, the consummation of the Mergers, (ii) prohibiting Parent’s ownership or operation of any portion of the business of Company, or (iii) compelling Parent or Company to dispose of or hold separate all or any material portion of the business or assets of Company or Parent as a result of the Mergers, shall be in effect.

(c)                                  Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Mergers) under the HSR Act shall have expired or been terminated.

6.2                               Conditions to the Obligations of Parent and Sub I.  The obligations of Parent and Sub I to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub I:

(a)                                 Representations, Warranties and Covenants.

(i)                                     The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than (A) the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date, and (B) the representations and warranties of the Company set forth in Section 2.17 to the extent that any action, suit, claim or proceeding referred to therein relates to the Mergers or the other transactions contemplated by the terms of this Agreement, which shall be true and correct as of the date hereof);

(ii)                                  the representations and warranties of the Company in this Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than (A) the representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects as of such date, and (B) the representations and warranties of the Company set forth in Section 2.17 to the extent that any action, suit, claim or proceeding referred to therein relates to the Mergers or the other transactions contemplated by the terms of this Agreement, which shall be true and correct as of the date hereof); and

(iii)                               the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of or prior to the Closing.

(b)                                 No Material Adverse Effect.  Since the date hereof, there shall not have occurred a Material Adverse Effect with respect to the Company that is continuing.

(c)                                  Unanimous Board Approval.  This Agreement shall have been unanimously approved by the Board, which unanimous approval shall not have been altered, modified, changed or revoked.

(d)                                 Company Stockholder Approval.  The Company shall have obtained the Required Stockholder Votes.

(e)                                  280G Stockholder Approval; 280G Waivers.  With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, (x) Parent shall have received a 280G Waiver from each Employee receiving a payment that may constitute a “parachute payment” under Section 280G of the Code and (y) the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any Liabilities with respect to such “parachute payments.  Each 280G Waiver shall be in effect immediately prior to the Effective Time.

(f)                                   Litigation.  There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, by any Governmental Entity against Parent or the Company, their respective properties or any of their respective officers, directors or, with respect to Parent, subsidiaries challenging or seeking to prohibit the Mergers or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a).

(g)                                  Termination of 401(k) Plans.  Unless Parent has explicitly instructed otherwise pursuant to Section 5.5 of this Agreement, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.5 of this Agreement.

(h)                                 Third Party Consents.  The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract (including Lease Agreements) set forth on Schedule 6.2(h) attached hereto as are required thereunder in connection with the Mergers, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(i)                                     Termination of Agreements.  The Company shall have terminated each of those agreements listed on Schedule 5.7 attached hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(j)                                    Notices for Agreements.  The Company shall have sent the notices set forth on Schedule 5.8 attached hereto.

(k)                                 Key Employee Agreements. Each of the Key Employee Agreements entered into concurrently with the execution of this Agreement shall be in full force and effect, no Key Employee shall have terminated, rescinded or repudiated any such Key Employee Agreement, and no Key Employee shall have notified Parent or the Company of such Key Employee’s intention of leaving the employ of Parent or the Company following the Closing.

(l)                                     Non-Competition Agreements.  The Key Holder shall have executed and delivered a Non-Competition Agreement.

(m)                             Resignation of Officers and Directors.  Parent shall have received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company effective as of the Closing.

(n)                                 Statement of Expenses.  Parent shall have received from the Company the Statement of Expenses pursuant to Section 5.10 of this Agreement.

(o)                                 Certificate of the Company.  Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i)                                     each of the representations and warranties of the Company in this Agreement that are qualified as to materiality are true and correct as of the Closing Date as though such representations and warranties were made on and as of such date (other than (A) the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date, and (B) the representations and warranties of the Company set forth in Section 2.17 to the extent that any action, suit, claim or proceeding referred to therein relates to the Mergers or the other transactions contemplated by the terms of this Agreement, which shall be true and correct as of the date hereof) and each of the representations and warranties of the Company in this Agreement that are not qualified as to materiality are true and correct in all material respects as of the Closing Date as though such representations and warranties were made on and as of such date (other than (A) the representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects as of such date, and (B) the representations and warranties of the Company set forth in Section 2.17 to the extent that any action, suit, claim or proceeding referred to therein relates to the Mergers or the other transactions contemplated by the terms of this Agreement, which shall be true and correct as of the date hereof);

(ii)                                  the Company has performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by the Company as of or prior to the Closing; and

(iii)                               there has not occurred any Material Adverse Effect with respect to the Company that is continuing.

(p)                                 Certificate of Secretary of Company.  Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board (whereby the First Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Board), (iii) the valid adoption of resolutions of the Company Stockholders constituting the Required Stockholder Votes (whereby the First Merger, this Agreement and the consummation of the transactions contemplated hereby were approved) and (iv) the results of any vote of the Company Stockholders with respect to the approval or disapproval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.

(q)                                 Certificates of Good Standing.  Parent shall have received a long form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to the Closing with respect to the Company.  Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the State of California and a Certificate of Entity Status from the State of California Franchise Tax Board, each dated within two Business Days prior to the Closing.

(r)                                    FIRPTA Certificate.  Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(s)                                   Payoff Letters. Parent shall have received an executed payoff letter in a form acceptable to Parent in its reasonable discretion from each holder of Indebtedness (including, for the avoidance of doubt, any accounts payable), of the Company and all such Indebtedness shall have been paid at or prior to the Closing.

(t)                                    Spreadsheet.  Parent shall have received from the Company the Spreadsheet and the Spreadsheet Certificate pursuant to Section 5.12 of this Agreement.

(u)                                 Joinder Agreements.  Parent shall have received Joinder Agreements from the holders of at least 95% of outstanding Company Capital Stock.

(v)                                 Conversion.  The Company and the holders of Company Preferred Stock shall have taken all actions necessary to cause the conversion of each share of Company Series A Preferred Stock and Series B Preferred Stock into the number of shares of Company Common Stock determined in accordance with the certificate of incorporation of the Company (the “Conversion”).

(w)                               Escrow Agreement.  Parent shall have received from the Stockholder Representative an executed copy of the Escrow Agreement, in a form to be mutually agreed between the parties (the “Escrow Agreement”).

(x)                                 Employees.  As of the Closing Date, (A) at least 70% of the Employees identified on Schedule 5.14(a); (B) at least 70% of the Employees identified on Schedule 5.14(b); (C) at least 70% of the Employees identified on Schedule 5.14(c); and (D) at least 71% of the Employees identified on Schedule 5.14(d) shall have (x) entered into an offer letter and confidential information and assignment agreement, in each case on Parent’s standard form, each of which shall be in full force and effect (subject to applicable Law) and (y) not have notified the Company, Parent or any of their Affiliates of his or her intention to leave the employ of Parent immediately following the Closing.

(y)                                 Financials.  Parent shall have received from the Company the Required Financials, unless Parent has determined in its sole discretion that such Required Financials is not required by Parent in order to comply with its reporting obligations under the Exchange Act and the regulations thereunder.

(z)                                  Compilr Earnout. The Company shall have paid the Compilr 2015 Payment.

(aa)                          Confirmatory Documents.  Parent shall have received executed Confirmatory Documents from each person listed on Schedule 5.14(h).

6.3                               Conditions to Obligations of the Company.  The obligations of the Company to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                                 Representations, Warranties and Covenants.  (i) The representations and warranties of Parent, Sub I and Sub II in this Agreement shall be true and correct in all material respects on the date they were made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent, Sub I and Sub II as of a specified date, which shall be true and correct as of such date) and (ii) each of Parent, Sub I and Sub II shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing Date.

(b)                                 Certificate of Parent.  Company shall have received a certificate executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing:

(i)                                     each of the representations and warranties made by Parent, Sub I and Sub II in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, each of which were true and correct as of such date) are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii)                                  Each of Parent, Sub I and Sub II has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of or prior to the Closing.

(c)                                  Escrow Agreement.  The Company shall have received from Parent an executed copy of the Escrow Agreement.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; ESCROW

7.1                               Survival.  The representations and warranties of the Company contained in this Agreement and in the Certificates shall survive for a period of twelve (12) months following the Closing Date (the date of expiration of such twelve (12) month period, the “Survival Date”), except to the extent subject to a pending claim for indemnification set forth in an Officer’s Certificate delivered prior to the termination of the Escrow Period, in which case the representation and warranty subject to such claim shall survive solely for such purpose until the final resolution thereof in accordance with this Article VII; provided, however, that in the event of fraud or intentional misrepresentation by the Company of a representation or warranty contained in this Agreement or in the Certificates, as applicable, such representation or warranty shall not terminate on the Survival Date, but shall survive until the expiration of the statute of limitations applicable thereto; provided further, however, that the representations and warranties contained in Section 2.1(a) (Organization of the Company), Section 2.2 (Company Capital Structure), Section 2.4 (Authority and Enforceability) and Section 2.10 (Tax Matters) hereof and the certificate delivered pursuant to Section 6.2(t) (Spreadsheet) (collectively, the “Fundamental Matters”) shall remain in full force and effect, regardless of any investigation made by or on behalf of any of the parties hereto, until the expiration of the statutes of limitations (including any extensions or waivers thereof) applicable to any such representations and warranties hereof.  The covenants of the Company shall survive until the expiration of the applicable statute of limitations and shall constitute “Fundamental Matters” for purposes of this Agreement. The representations and warranties of Parent contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall survive for a period of twelve (12) months following the Closing Date.  For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement, and the Indemnifying Parties hereby waive any defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.

7.2                               Indemnification.

(a)                                 By virtue of the First Merger, subject to the provisions of this Article VII, from and after the consummation of the First Merger, each Company Stockholder and each Non-Continuing Employee holding Vested Company Options as of immediately prior to the Effective Time (each, an “Indemnifying Party” and, collectively, the “Indemnifying Parties”) agree to severally (in accordance with their respective Pro Rata Portions) and not jointly indemnify and hold harmless Parent and its officers, directors and affiliates, including the Company (the “Indemnified Parties”), against all losses, liabilities, damages, Taxes, diminution in value (to the extent determined to be an appropriate measure of damages under the circumstances), costs, interest, awards, judgments, penalties and reasonable out-of-pocket expenses, including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling (in accordance with this Article VII) any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Company), to the extent as a result of the following (the “Indemnifiable Matters”):

(i)                                     any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in the Certificates;

(ii)                                  any failure by the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement;

(iii)                               any Unpaid Pre-Closing Taxes that have not already been reflected in the calculation of the Total Consideration, as determined in accordance with Section 1.9.

(iv)                              any Excess Consideration, Working Capital Deficiency or Closing Cash Deficiency that was not reflected in the calculation of the Total Consideration, in each case, as determined in accordance with Section 1.9 and Section 1.10;

(v)                                 any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Spreadsheet;

(vi)                              any Liabilities arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(vii)                           (A) any fraud committed by the Company or any of its subsidiaries and (B) any intentional misrepresentation related to this Agreement, any Certificate, the Spreadsheet or other instrument delivered pursuant to this Agreement committed by the Company or any of its subsidiaries; and

(viii)                        any Dissenting Share Payments.

(b)                                 Except with respect to the indemnification provided under Section 7.2(a)(vii), and subject to the limitations applicable thereto, no Indemnifying Party shall be liable to any Indemnified Party (i) for the breach by any other Indemnifying Party of the representations, warranties, covenants and agreements of such other Indemnifying Party set forth in this Agreement, in any Certificate or in any agreement entered into in connection with this Agreement, or (ii) for fraud or intentional misrepresentation committed by any other Person.

(c)                                  For the purposes of this Article VII only, solely when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure (but not as to whether such breach, inaccuracy or failure has occurred), any representation, warranty, covenant or agreement given or made by the Company that is qualified or limited in scope as to materiality or Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

(d)                                 The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Company, the First-Step Surviving Corporation, the Surviving Entity or Parent in their capacity as Company Stockholders or Company Optionholders with respect to any Loss claimed by an Indemnified Party against such Indemnifying Party that is determined to be indemnifiable hereunder.

(e)                                  This Article VII shall constitute the exclusive remedy after the Closing for recovery of Losses by the Indemnified Parties pursuant to and in connection with this Agreement; provided, that notwithstanding anything herein to the contrary other than the limitations set forth in Section 7.3, nothing in this Agreement shall limit the right of Parent or any other Indemnified Party (i) in connection with fraud or intentional misrepresentation (provided that, any claims for fraud or intentional misrepresentation may be asserted solely against the Person who allegedly committed such fraud or intentional misrepresentation, and no other Indemnifying Party shall be liable for any such matters committed by any other Person except with respect to the indemnification provided under Section 7.2(a)(vii), (ii) to specific performance or injunctive relief or (iii) to pursue remedies under any Related Agreement (other than the Certificates) against the parties thereto.

7.3                               Maximum Payments; Remedy; Other Limitations.

(a)                                 Notwithstanding anything contained herein to the contrary, the Indemnified Parties may not recover for indemnification under Section 7.2(a)(i) for breaches of or inaccuracies in the representations and warranties contained in this Agreement or in the Certificates (other than for breaches of the Fundamental Matters) until such time as the cumulative amount of all Losses that may be claimed under Section 7.2(a)(i) exceeds $5,000,000 (the “Threshold”), at which time the Indemnified Parties shall be entitled to recover in accordance with this Agreement all such Losses, including those that comprised any portion of the Threshold.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, all claims for indemnification by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied (i) first, from the Escrow Amount and (ii) second, to the extent permitted under, and subject to the limitations of, this Section 7.3, against the Indemnifying Parties directly, not exceeding such Indemnifying Party’s Pro Rata Portion of such Losses (subject to the limitations contained herein), but only to the extent that such Losses cannot be recovered from the Escrow Amount, provided, however, if claims with respect to Special Matters are recovered from and thereby reduce the Escrow Amount, claims that are not Special Matters and that would otherwise be limited to recovery of the Escrow Amount may, to the extent not recoverable from any then remaining Escrow Amount, instead be recovered to the extent of the amount of such reduction(s) (but still subject to the terms, conditions and limitations of this Article VII, and when viewed in the aggregate with all claims that are not Special Matters, up to a cap equal to the Escrow Amount prior to any reduction thereof) from the respective Indemnifying Parties (severally and not jointly in accordance with their respective Pro Rata Portions); provided, further, that claims for fraud or intentional misrepresentation may, at Parent’s discretion, be asserted directly against the Indemnifying Person(s) who committed such fraud or intentional misrepresentation.

(c)                                  From and after the Closing, except as set forth in the following sentence, recourse of Parent and the other Indemnified Parties to the Escrow Amount pursuant to this Agreement shall be the sole and exclusive remedy of Parent and the other Indemnified Parties for recovery of Losses under the indemnification provisions contained in Section 7.2(a)(i).  Notwithstanding anything to the contrary set forth in this Agreement, the Escrow Amount shall not be the exclusive remedy, in respect of Losses (A) arising out of the Indemnifiable Matters described in Section 7.2(a)(ii) through 7.2(a)(viii) or (B) with respect to any Fundamental Matter (such matters, collectively, the “Special Matters”), in which case the liability of the Indemnifying Parties under the foregoing clauses (A) and (B) shall be several (in accordance with their Pro Rata Portions) and not joint and, subject to Section 7.3(a), the maximum amount that the Indemnified Parties may recover from each Indemnifying Party for all Losses under this Article VII shall be limited to an amount equal to the portion of the Total Consideration actually received by such Indemnifying Party pursuant to Section 1.7 (inclusive of the Escrow Amount).

(d)                                 Nothing in this Article VII shall limit the Liability of any party hereto for any knowing and willful breach of any representation or warranty contained in this Agreement, any Certificate or other instrument delivered pursuant to this Agreement if the First Merger does not close.

(e)                                  Notwithstanding anything to the contrary set forth in this Agreement but subject to the Disclosure Schedule, the parties hereto agree and acknowledge that Parent on behalf of any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge or notice of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

(f)                                   Notwithstanding anything to the contrary set forth in this Agreement: (i) no Indemnified Party shall be entitled to indemnification under this Article VII for punitive or exemplary damages unless such damages are awarded in connection with a Third Party Claim for which such Indemnified Party is entitled to indemnification under this Article VII; (ii) Losses shall be calculated net of actual recoveries received by or on behalf of Parent or the Surviving Entity under insurance policies (net of any actual costs of recovery or collection, deductibles, retroactive premium adjustments, reimbursement obligations or other costs directly related to the insurance claim and deductibles); provided, that neither Parent nor the Surviving Entity shall have any obligation hereunder to take any action to obtain such payments or to obtain or maintain any such insurance policies (except as contemplated in Section 5.17(b)), and the Indemnified Party shall promptly refund any amount it actually receives (net of costs and expenses incurred in connection with the collection of such amount) pursuant to this clause (ii) from insurance to the extent that it actually receives such amount after payment by any Indemnifying Party; (iii) each Indemnified Party’s sole remedy for Losses with respect to Taxes (including, but not limited to, breaches of a representation or warranty contained in Section 2.10 (Tax Matters) or otherwise) shall be limited to Taxes of the Company and its subsidiaries attributable to a Pre-Closing Tax Period; provided, however, the foregoing limitation shall not apply to (A) Taxes attributable to a breach of a representation or warranty contained in Sections 2.10(b)(ix), 2.10(b)(x), 2.10(b)(xi), 2.10(b)(xii) or 2.10(b)(xiii), Section 2.10(c), Section 2.10(d) and the third sentence of Section 2.2(a) or (B) any interest, penalties or additions to Tax that are attributable to a taxable period beginning after the Closing Date, but that relate to Taxes of the Company or its subsidiaries for a Pre-Closing Tax Period; and (iv) neither the Company nor any of its subsidiaries makes any representation or warranty regarding, and no Indemnifying Party shall be liable for any Losses arising in a taxable period beginning after the Closing Date from, the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company or any of its subsidiaries, including but not limited to net operating losses, (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates (including the Surviving Entity) to utilize such Tax Attributes after the Closing.

(g)                                  For the avoidance of doubt, (i) if and solely to the extent the amount of any Loss is recovered by an Indemnified Party through the actual payment to such Indemnified Party, the same amount of such Loss may not be recovered again by such Indemnified Party by reason of such Loss being subject to indemnification under more than one provision of this Agreement and (ii) if and solely to the extent that any Loss in connection with an Indemnifiable Matter was reflected or reserved against in the Current Balance Sheet or was specifically taken into account in connection with calculations of the Net Working Capital or Specified Pre-Closing Liabilities, the same amount of such Loss may not be recovered under this Article VII, but, in the case of the immediately preceding clauses (i) and (ii), the amount, if any, of Loss that exceeds the amount already recovered under clause (i) or already taken into account under clause (ii) shall be recoverable on and subject to the terms and conditions of this Article VII.

7.4                               Claims for Indemnification; Resolution of Conflicts

(a)                                 Making a Claim for Indemnification; Officer’s Certificate.

(i)                 Parent (on behalf of itself and/or any other Indemnified Parties) may seek recovery of Losses pursuant to this Article VII by delivering to the Stockholder Representative (and, in the case of recovery sought directly from one or more Indemnifying Parties directly, delivering to such Indemnifying Party with a copy to the Stockholder Representative) an Officer’s Certificate in respect of such claim.  The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein).  For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that an Indemnified Party has paid, sustained or incurred, or is reasonably likely to pay, sustain or incur, Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated and the nature of the Indemnifiable Matter to which such item is related, which if the Loss claimed is pursuant to Section 7.2(a)(i) shall reference the specific representations and warranties applicable to such Loss.  Following the delivery of an Officer’s Certificate, the Stockholder Representative and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Entity and reasonable access during normal business hours to such personnel or representatives of the Surviving Entity and Parent, including but not limited to the individuals responsible for the matters that are the subject of the

Officer’s Certificate, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Officer’s Certificate.

(ii)              In the event that Parent pursues a claim directly against any Indemnifying Party and it is determined hereunder that the Indemnified Party is entitled to indemnification of a Loss pursuant to this Article VII, subject to the provisions of Section 7.3, Section 7.4(b) and Section 7.4(c) hereof, each such Indemnifying Party shall promptly, and in no event later than thirty (30) days after delivery of an Officer’s Certificate to such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.

(b)                                 Objecting to a Claim for Indemnification.

(i)                 The Stockholder Representative (or, in the case of a claim directly against one or more Indemnifying Parties, such Indemnifying Parties) may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to Parent a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to Parent prior to midnight (California time) on the thirtieth (30th) day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii)              If the Stockholder Representative (or the Indemnifying Party, in the event that indemnification is being sought hereunder directly from an Indemnifying Party) does not object in writing (as provided in Section 7.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”).

(c)                           Resolution of Conflicts.  In case the Stockholder Representative (or the Indemnifying Parties in the case of a claim for indemnification sought directly from an Indemnifying Party) timely delivers an Objection Notice in accordance with Section 7.4(b)(i) hereof, the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  Either party may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution.  The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld.  Mediation shall take place in Santa Clara County, California during reasonable business hours and upon reasonable advance notice.  Mediation may be scheduled to begin at any time, but with at least ten (10) Business Days’ written notice to all parties.  If one party initiates mediation, the parties (i) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (ii) shall not pursue other remedies while such mediation is proceeding.  If the Stockholder Representative (or the objecting Indemnifying Parties) and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim directly against the Indemnifying Parties, to the Indemnifying Parties.

7.5                               Escrow Arrangements

(a)                                 Escrow Amount.  By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount without any act of the Indemnifying Parties in accordance with Section 1.7 and this Article VII.  The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII.  Release of any portion of the Escrow Amount to Parent in respect of any Losses determined to be indemnifiable under this Article VII shall reduce the portion of the remaining Escrow Amount attributable to each of the Indemnifying Parties in proportion to their respective Pro Rata Portions of the remaining Escrow Amount, if any, and out of each such Indemnifying Party’s portion of the Escrow Cash and Escrow Stock in the same proportion as such Escrow Cash and Escrow Stock was deposited in the Escrow Account with respect to such Indemnifying Party.

(b)                                 Escrow Period; Distribution upon Termination of Escrow Period.  At 5:00 p.m., local time on the Survival Date (the “Escrow Period”), the Escrow Agent shall distribute or cause to be distributed, the remaining portion of the Escrow Amount, if any, to the Indemnifying Parties; provided, however, that the Escrow Amount will not terminate with respect to the amount reasonably necessary to serve as security (which, with respect to any Third Party Claim, shall be no less than the amount claimed by the third party claimant in the Third Party Claim) for any then unresolved claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and Stockholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date, and any such amount shall not be distributed to the Indemnifying Parties at such time. As soon as each Unresolved Claim is resolved, the Escrow Agent shall deliver to the Indemnifying Parties the remaining portion of the Escrow Amount, if any, not required to satisfy any remaining Unresolved Claims. Deliveries of the remaining portion of the Escrow Amount to the Indemnifying Parties pursuant to this Section 7.5(b) shall be made in proportion to their respective Pro Rata Portions of the remaining portion of the Escrow Amount, if any, with the amount delivered to each Indemnifying Party rounded to the nearest whole share (with a fractional share of 0.5 and above rounded up), and with the proportion of Escrow Cash and Escrow Stock distributed in such release to each Indemnifying Person adjusted to ensure that any Indemnifying Party who is an Unaccredited Stockholder receives the Pro Rata Portion of the remaining portion of the Escrow Amount attributable to such Unaccredited Stockholder exclusively in cash (but excluding any adjustment for, and any Indemnifying Party who is an Unaccredited Stockholder shall not receive any portion of, any cash proceeds resulting from a sale of Escrow Shares pursuant to Section 7.8(e)).

7.6                               Escrow Shares.  Each Accredited Stockholder shall deliver two copies of an Assignment Separate from Certificate in the form attached hereto as Exhibit C, each in blank, to the Secretary of Parent, or the Secretary’s designee, to hold such Assignment Separate from Certificate, along with the certificate(s) evidencing such Accredited Stockholder’s Escrow Shares (if such shares are certificated), in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement.  The applicable Accredited Stockholder will be shown as the registered owner of its Escrow Shares on the certificate(s) evidencing such Escrow Shares (if such shares are certificated) and on the books and records of Parent and shall have all rights with respect to its Escrow Shares during the period of time in which such shares have not been transferred or forfeited and are retained by Parent (including, without limitation, the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such Escrow Shares), except the right of possession or transfer thereof.  Subject to the terms of this Agreement, the parties hereto agree that each applicable Accredited Stockholder is the owner of the Escrow Shares issued to such Accredited Stockholder.  Any Escrow Shares that are distributed to satisfy any claims for Losses suffered or incurred by the Indemnified Parties, and for which they are entitled to recovery pursuant to the terms of this Article VII, shall be valued at the Parent Trading Price.

7.7                               Third Party Claims.  In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a reduction of the Escrow Amount or other indemnification pursuant to this Article VII, Parent shall notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim within a reasonable time (which such notice shall include a summary in reasonable detail of the basis of the Third Party Claim and a reasonable estimate of the Losses arising therefrom), and the Stockholder Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim.  The failure to so notify the Stockholder Representative within a reasonable time shall not relieve the Indemnifying Parties of any liability, except to the extent and only to the extent the Stockholder Representative demonstrates that the defense of such action is prejudiced thereby. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then 60% of any amounts incurred by the Indemnified Parties in defense of such Third Party Claim shall be deemed Losses indemnifiable in accordance with this Article VII and 40% of any amounts incurred by the Indemnified Parties in defense of such Third Party Claim shall not be Losses hereunder and shall be borne by the Indemnified Parties, in each case, regardless of the ultimate disposition of the Third Party Claim.  Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, in the event that the consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) (which consent shall not be unreasonably withheld or delayed) is not obtained, no such settlement of any such Third Party Claim shall be determinative of the existence or amount of Losses relating to such matter or whether an Indemnified Party is entitled to indemnification pursuant to this Article VII, unless it is determined that such consent was unreasonably withheld by the Stockholder Representative, in which case, indemnifiable Losses shall include reasonable amounts paid in settlement (and, for the avoidance of doubt, shall not include unreasonable amounts paid in settlement); provided further, however, that the consent of the Stockholder Representative with respect to any such settlement of any such Third Party Claim shall be deemed to have been given unless the Stockholder Representative shall have objected within thirty (30) days after a written request for such consent by Parent.  In the event that the Stockholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Escrow Amount, or against the Indemnifying Parties directly, as the case may be, with respect to such settlement.

7.8                               Stockholder Representative.

(a)                                 Shareholder Representative Services LLC is hereby appointed as the representative, agent and attorney-in-fact for and on behalf of the Indemnifying Parties for all purposes under this Agreement and the agreements ancillary hereto, including to give and receive notices and communications, to authorize satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) permitted by the terms of this Agreement.  The Stockholder Representative may resign at any time upon at least ten (10) days prior written notice to the Indemnifying Parties.  Such agency may be changed by the Indemnifying Parties from time to time upon not less than ten (10) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless the former holders of a majority of Company Capital Stock agree to such removal and to the identity of the substituted agent.  A vacancy in the position of Stockholder Representative may be filled by the former holders of a majority of Company Capital Stock.  No bond shall be required of the

Stockholder Representative.  After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

(b)                                 Neither the Stockholder Representative nor any member of the Advisory Committee (as defined in that certain engagement letter entered into between the Stockholder Representative and certain of the Indemnifying Parties in connection with the transactions contemplated hereby (the “Engagement Letter”)) will incur liability of any kind with respect to any action or omission by the Stockholder Representative or the Advisory Committee in connection with their services pursuant to this Agreement, the Engagement Letter and the agreements ancillary hereto, except to the extent resulting from the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable.  For the avoidance of doubt, the preceding sentence shall not prejudice the Stockholder Representative’s right to indemnification from the members of the Advisory Committee (in their capacity as Indemnifying Parties) pursuant to the following sentence.  The Indemnifying Parties will indemnify, defend and hold harmless the Stockholder Representative and each member of the Advisory Committee from and against any and all losses, liabilities, damages, penalties, fines, forfeitures, actions, fees, and reasonable out-of-pocket costs and expenses (including the out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) to the extent arising out of or in connection with the Stockholder Representative’s or the Advisory Committee’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable, the Stockholder Representative or such member of the Advisory Committee, as applicable, will promptly reimburse the Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Indemnifying Parties, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund, (ii) the Escrow Amount at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties, and (iii) the Escrow Shares at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties; provided, that while this section allows the Stockholder Representative to be paid from the Expense Fund, the Escrow Amount and the Escrow Shares, this does not relieve the Indemnifying Parties from their obligation to promptly pay, in accordance with their respective Pro Rata Portions, such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. The Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c)                                  Upon the Closing, the Company will wire to the Stockholder Representative an amount of $1,000,000.00 in cash (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Indemnifying Parties will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its bad faith, gross negligence or willful misconduct.  The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  As soon as practicable after the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver the balance of the Expense Fund to Parent or

Parent’s paying agent for further distribution to the Indemnifying Parties.  For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing.

(d)                                 A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties.  Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties.  Parent is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(e)                                  From time to time following the Closing, the Stockholder Representative may instruct the Escrow Agent by written notice (with copy to Parent) to sell shares of Parent Common Stock then comprising Escrow Shares, and the proceeds of such sale shall be deposited in the Escrow Amount to constitute partial security for the benefit of the Indemnified Parties with respect to any indemnifiable Losses under this Article VII; provided that the Stockholder Representative shall not be permitted to so instruct the Escrow Agent at any time that the price of Parent Common Stock as reported on NYSE is below the Parent Trading Price.  Upon consummation of such sale, the Stockholder Representative shall deliver to Parent a written confirmation of the number of shares of Parent Common Stock so sold and the amount of cash so deposited in the Escrow Amount, and the Stockholder Representative shall update the Spreadsheet for (i) the aggregate amount of cash and the aggregate number of shares of Parent Common Stock then in the Escrow Amount and (ii) the allocation of such cash and stock with respect to each Indemnifying Party (with proceeds of any sale of Escrow Shares pursuant to this Section 7.8(e) to be allocated pro rata among the Indemnifying Parties in proportion to the number of Escrow Shares attributable to each Indemnifying Party).

7.9                               Tax Treatment.  Any payment under Article VII of this Agreement (other than Section 7.8(c)) shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1                               Termination.  Except as provided in Section 8.2 hereof, this Agreement may be terminated and the First Merger abandoned at any time prior to the Effective Time:

(a)                                 by mutual agreement of the Company and Parent;

(b)                                 by Parent or the Company if the Closing Date shall not have occurred by August 9, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the First Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c)                                  by Parent if the Stockholder Written Consent is not delivered to Parent within two (2) hours following the exchange of signature pages by Parent, Merger Subs and the Company;

(d)                                 by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the First Merger illegal;

(e)                                  by Parent if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the First Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(f)                                   by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date; or

(g)                                  by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or Sub I contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date.

8.2                               Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided, however, nothing herein shall relieve any party from liability for the knowing and willful breach of any of its representations, warranties or covenants contained herein that occurred prior to such termination; and provided further, however, that, the provisions of Section 5.2 (Confidentiality), Section 5.3 (Public Disclosure), Section 5.10 (Expenses), Section 7.3 (Maximum Payments; Remedy), Section 7.8(b) (Stockholder Representative), Article IX (General Provisions) and this Section 8.2 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3                               Amendment.  Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought, except that an amendment made subsequent to approval of this Agreement by the stockholders of the Company shall not (a) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock.  For purposes of this Section 8.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment, except that any amendment made in accordance with this sentence shall not (1) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (2) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the stockholders of the Company immediately before the Effective Time.

8.4                               Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and

(iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  For purposes of this Section 8.4, the Indemnifying Parties agree that any extension or waiver signed by the Company prior to Closing shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like); provided, however, that notices sent by mail will not be deemed given until received:

(a)                                 if to Parent, to:

LinkedIn Corporation

2029 Stierlin Court

Mountain View, CA 94043

Attention: General Counsel

Facsimile No.: (650) 810-2897

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:	Martin W. Korman
Bradley L. Finkelstein

Facsimile No.: (650) 493-6811

(b)                                 if to the Company, to:

lynda.com

6410 Via Real

Carpinteria, CA 93013

Attention: Chief Executive Officer

Facsimile No.: (805) 755-1208

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025-1105

Attention:	Lawrence M. Chu
Jared G. Jensen

Facsimile No.: (650) 853-1038

(c)                                  If to an Indemnifying Party, to its address as set forth in the Spreadsheet.

(d)                                 If to the Stockholder Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

9.2                               Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, paragraph, Exhibit and schedule references are to the articles, sections, paragraphs, Exhibits and schedules of this Agreement unless otherwise specified.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of a “Material Adverse Effect.”

9.3                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.

9.4                               Entire Agreement; Assignment.  This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) except as set forth in Section 5.17 are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5                               Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6                               Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

9.7                               Other Remedies.  Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8                               Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that the Mergers shall be governed by the laws of the State of Delaware.  Subject to Section 4.2 and Section 7.4(c) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Subject to Section 7.4(c) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.9                               Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10                        Waiver of Representations; Disclaimer.  Except as expressly set forth in this Agreement, Parent acknowledges that (a) none of the Company nor any other Person has made any representation or warranty, express or implied, as to the Company, the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Subs and their representatives, including any internal budgets, plans, projections or forecasts for any period made by or on behalf of the Company of any kind or nature, or any other matter related to the transactions contemplated herein, and (b) Parent and Merger Subs have not relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement; provided, however, that that the foregoing shall not be construed to prohibit or limit a claim for fraud or intentional misrepresentation against the Person who committed such fraud or intentional misrepresentation.

9.11                        Privileged Information; Conflicts.  Each of the parties hereto acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b)                                 Parent hereby consents and agrees to, and agrees to cause the Company to consent and agree to, Goodwin representing the Stockholder Representative and/or any of the Indemnifying Parties (collectively, the “Seller Parties”) after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Parent and its Affiliates (including Parent, the Company, the First-Step Surviving Corporation and the Surviving Entity) (collectively, the “Parent Parties”), and even though Goodwin may have represented the Company in a matter substantially related to any such dispute.  Parent further consents and agrees to, and agrees to cause the Company to consent and agree to, the communication by Goodwin to the Seller Parties in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company.

(c)                                  In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and (ii) Goodwin’s representation of the Seller Parties prior to and after the Closing.

(d)                                 Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of Goodwin, the Company, any of the Seller Parties, or any of their respective directors, officers employees or other representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (other than communications related to the preparation of the Disclosure Schedule) or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by the Stockholder Representative on behalf of the Indemnifying Parties and shall not pass to or be owned by Parent Parties.  All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Stockholder Representative and the Indemnifying Parties, shall be controlled by the Stockholder Representative on behalf of the Indemnifying Parties and, except as provided below, shall not pass to or be claimed by Parent Parties.

(e)                                  Notwithstanding the foregoing, in the event that a dispute arises between the Parent Parties, on the one hand, and a third party other than the Seller Parties, on the other hand, Parent may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party or waive such privilege if desired in connection with resolving such dispute.  In the event that Parent is legally required or requested by governmental order or otherwise (any such request or order, a “Legal Request”) to access or obtain a copy of all or a portion of the Privileged Communications, Parent shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such Legal Request.  In the event of any Legal Request, Parent shall promptly notify the Stockholder Representative in writing (prior to the disclosure by Parent of any Privileged Communications to the extent practicable) so that the Stockholder Representative can seek a protective order and Parent agrees to use all commercially reasonable efforts (at the sole cost and expense of the Stockholder Representative on behalf of the Indemnifying Parties) to assist therewith.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub I, Sub II, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

LINKEDIN CORPORATION

By:	/s/ Michael J. Callahan
Name: Michael J. Callahan
Title: Vice President, General Counsel and Secretary

HARPO ACQUISITION MERGER CORPORATION

By:	/s/ Lora Blum
Name: Lora Blum
Title: Vice President and Secretary

HARPO ACQUISITION MERGER LLC

By:	/s/ Lora Blum
Name: Lora Blum
Title: Vice President and Secretary

LYNDA.COM, INC.

By:	/s/ Eric Robison
Name: Eric Robison
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Sub I, Sub II, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

INDEX OF DEFINED TERMS

Term	Section

280G Approval	5.1(c)
280G Waiver	5.1(b)
401(k) Plan	5.5
Accounting Firm	1.10(c)
Accredited Stockholder	1.6
Action of Divestiture	5.4(a)
Actual Unpaid Liabilities	1.9(b)
Additional Per Option Amount	1.6
Additional Per Share Amount	1.6
Adjusted Common Shares	1.6
Affiliate	1.6
Agreement	Preamble
Aggregate Cash Consideration Amount	1.6
Aggregate Excess Vacation Amounts	5.14(a)
Aggregate Exercise Price Amount	1.6
Aggregate Stock Consideration Amount	1.6
Ancillary Content	2.13(f)(i)
Antitrust Law	1.6
Balance Sheet Date	2.7(a)
Board	2.1(a)
Books and Records	2.18
Business Day(s)	1.6
Cash Election Percentage	1.6
Cash Escrow Amount	1.6
CCC	1.12(a)
Certificate of Incorporation	2.1(a)
Certificate of Merger	1.2(a)
Certificates	1.6
Charter Documents	2.1(a)
Claim Date	7.4(a)(i)
Closing	1.2(a)
Closing Cash	1.6
Closing Cash Amount	1.6
Closing Cash Deficiency	1.10(e)
Closing Cash Shortfall	1.10(e)
Closing Date	1.2(a)
Closing Date Balance Sheet	1.10(b)
Closing Per Option Amount	1.6
Closing Per Share Amount	1.6
Closing Per Share Cash Amount	1.6
Closing Per Share Stock Amount	1.6

COBRA	1.6
Code	1.6
Company	Preamble
Company Authorizations	2.16
Company Capital Stock	1.6
Company Common Stock	1.6
Company Content	2.13(a)
Company Data	2.13(a)
Company Employee Plan	1.6
Company Indemnitees	5.17(a)
Company IP	2.13(a)
Company Optionholder	1.6
Company Options	1.6
Company Owned IP	2.13(a)
Company Preferred Stock	1.6
Company Privacy Policy	2.13(l)
Company Products	2.13(a)
Company Registered IP	2.13(c)
Company Security Holders	1.6
Company Series A Preferred Stock	1.6
Company Series B Preferred Stock	1.6
Company Software	2.13(i)
Company Source Code	2.13(a)
Company Stock Certificates	1.11(b)
Company Stockholder	1.6
Company Website	2.13(a)
Competing Transaction	4.2(a)
Compilr 2015 Payment	1.6
Compilr Earnout	1.6
Confidential Disclosure Agreement	5.2
Conflict	2.5
Confirmatory Documents	1.6
Contact Persons	1.6
Continuing Consultants	1.6
Continuing Employees	1.6
Continuing Non-US Employees	1.6
Continuing US Employees	1.6
Content	2.13(a)
Contract	1.6
Conversion	6.2(v)
Current Balance Sheet	2.7(a)
D&O Tail Policy	5.17(b)
Deal Communications	9.11(d)
Delaware Law	1.1
Director and Officer Resignation Letter	5.9
Disclosure Schedule	Article II

Dispute Notice	1.9(c)
Dissenting Share Payments	1.12(a)
Dissenting Shares	1.12(a)
DOL	1.6
Dollars or $	1.6
Effective Time	1.2(a)
Employee	1.6
Employee Agreement	1.6
End Date	8.1(b)
Engagement Letter	7.8(b)
Equipment	2.12(c)
ERISA	1.6
ERISA Affiliate	1.6
Escrow Agent	1.6
Escrow Agreement	6.2(w)
Escrow Amount	1.6
Escrow Shares	1.6
Escrow Percentage	1.6
Escrow Period	7.5(b)
Escrow Value	1.6
Estimated Cash Statement	1.10(a)
Estimated Closing Cash	1.10(a)
Estimated Net Working Capital	1.10(a)
Estimated Net Working Capital Statement	1.10(a)
Estimated Third Party Expenses	1.6
Estimated Working Capital Adjustment	1.6
Excess Consideration	1.9(d)
Exchange Act	1.6
Executive Severance Obligations	1.6
Expense Fund	7.8(c)
Expense Fund Percentage	1.6
Expense Fund Value	1.6
Financials	2.7(a)
FIRPTA Compliance Certificate	5.11(f)
First Merger	Recitals
First-Step Surviving Corporation	1.1
Fundamental Matters	7.1
Future Company Products	2.13(a)
GAAP	1.6
Goodwin	9.11(a)
Governmental Entity	2.6
HSR Act	5.4(b)
Inbound Licenses	2.13(e)(i)
Incentive Stock Option	1.7(c)(i)(A)
Indebtedness	1.6
Indemnifiable Matters	7.2(a)

Indemnification Schedule	5.17(a)
Indemnified Parties	7.2(a)
Indemnifying Party or Indemnifying Parties	7.2(a)
Indemnitee	5.13(e)(iii)
Indemnitor	5.13(e)(iii)
Information Statement	5.1(a)
Intellectual Property Rights	2.13(a)
Interested Party	2.15(a)
International Employee Plan	1.6
Investor Questionnaire	1.11(b)
IRS	1.6
Joinder Agreement	5.15
Key Employee	1.6
Key Employee Agreements	Recitals
Key Holder	1.6
Knowledge or Known	1.6
Law	1.6
Lease Agreements	2.12(b)
Leased Real Property	2.12(b)
Legal Request	9.11(e)
Letter of Transmittal	1.11(b)
Liability or Liabilities	1.6
Lien	1.6
Loss or Losses	7.2(a)
made available	1.6
Material Adverse Effect	1.6
Material Contract or Material Contracts	2.14(b)
Merger Subs	Preamble
Mergers	Recitals
Net Working Capital	1.6
Non-Competition Agreement	Recitals
Non-Continuing Employee	1.6
Non-Continuing Employee Severance Obligations	5.14(b)
Non-Electing Holder	1.11(a)(i)
Notices	5.8
Objection Deadline	7.4(b)(i)
Objection Notice	7.4(b)(i)
Officer’s Certificate	7.4(a)(i)
Open Source License	2.13(a)
Open Source Material	2.13(a)
Option Exchange Ratio	1.6
Option Amendment Agreement	Recitals
Outbound Licenses	2.13(e)(ii)
Parent	Preamble
Parent Common Stock	1.6
Parent Financial Statements	3.5(b)

Parent Indemnified Party	5.13(e)(ii)
Parent Option	1.6
Parent SEC Documents	3.5(a)
Parent Parties	9.11(b)
Parent Prepared Returns	5.11(a)(i)
Parent Trading Price	1.6
Patent Rights	2.13(a)
Pension Plan	1.6
Per Option Amount	1.6
Per Option Escrow Amount	1.6
Per Option Expense Fund Amount	1.6
Per Share Amount	1.6
Per Share Cash Amount	1.6
Per Share Cash Escrow Amount	1.6
Per Share Cash Expense Fund Amount	1.6
Per Share Escrow Amount	1.6
Per Share Stock Amount	1.6
Per Share Stock Escrow Amount	1.6
Permitted Liens	1.6
Person	1.6
Personal Data	2.13(a)
Personnel Agreements	2.13(f)(i)
Plan	1.6
Pre-Closing Tax Period	1.6
Privileged Deal Communications	9.11(d)
Pro Rata Portion	1.6
PTO	2.13(c)
Reconciliation Notice	1.9(b)
Registered IP	2.13(a)
Registrable Securities	5.13(b)
Registration Statement	5.13(b)
Related Agreements	1.6
Representative Losses	7.8(b)
Required Financials	1.6
Required Stockholder Votes	Recitals
Requisite Stockholder Vote	2.4
Retention Loan Agreement	1.6
SEC	1.6
Securities Act	1.6
Second Effective Time	1.2(b)
Second Merger	Recitals
Section 409A	2.2(c)
Seller Indemnified Party	5.13(e)(i)
Seller Parties	9.11(b)
Shortfall Consideration	1.10(d)
Shrink-Wrap Software	2.13(a)

Soliciting Materials	5.1(d)
Special Matters	7.3(c)
Specified Bonuses	Schedule 4.1
Specified Pre-Closing Liabilities	1.9(a)
Spreadsheet	5.12
Spreadsheet Certificate	5.12
Standard Form Agreements	2.13(e)(iii)
Statement of Expenses	5.10
Statement of Specified Liabilities	1.9(a)
Stock Escrow Amount	1.6
Stockholder Representative	Preamble
Stockholder Written Consent	Recitals
Straddle Period	1.6
Sub I	Preamble
Sub II	Preamble
subsidiary	1.6
Subsidiary Ownership Interests	2.3(b)
Surrendering Holder	1.11(b)
Survival Date	7.1
Surviving Entity	1.1
Systems	2.13(n)
Target Net Working Capital Maximum	1.6
Target Net Working Capital Minimum	1.6
Tax or Taxes	2.10(a)(i)
Tax Attribute	7.3(f)
Tax Contest	5.11(c)
Tax Return	2.10(a)(i)
Technology	2.13(a)
Terminated Agreements	5.7
Threshold	7.3(a)
Third Party Claim	7.7
Third Party Expenses	5.10
Total Consideration	1.6
Transaction Payroll Taxes	1.6
Transfer Taxes	1.6
Transitional Employees	1.6
Unaccredited Stockholder	1.6
Unobjected Claim	7.4(b)(ii)
Unpaid Pre-Closing Taxes	1.6
Unresolved Claims	7.5(b)
Unvested Company Option	1.6
User Data	2.13(a)
Vested Company Option	1.6
WARN	1.6
Working Capital Adjustment	1.6
Working Capital Deficiency	1.10(d)

Working Capital Dispute Notice	1.10(c)
Working Capital Reconciliation Notice	1.10(b)